Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

BY

CHARTER FINANCIAL CORPORATION

OF

UP TO 1,000,000 SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE NOT GREATER THAN $52.00

NOR LESS THAN $43.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 3, 2007, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Charter Financial Corporation hereby invites you to tender your shares of our common stock for purchase by us at a price specified by you that is not greater than $52.00 nor less than $43.00 per share in cash, without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “offer”). Unless the context otherwise requires, all references to shares shall refer to the shares of common stock of, par value $0.01 per share, of Charter Financial Corporation.

Under the “modified Dutch auction” procedure, we will determine a single per share price that we will pay for shares properly tendered and not withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will enable us to buy 1,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn, at prices not greater than $52.00 nor less than $43.00 per share.

If the number of shares properly tendered is less than 1,000,000, we will purchase all of the shares properly tendered within the specified range. If the number of shares tendered is more than 1,000,000, we will purchase shares first from holders of less than 100 shares who tendered all of their shares at or below the selected purchase price and then, on a pro rata basis, from all other stockholders who tendered shares at or below the selected purchase price. We reserve the right, in our sole discretion, to increase the number of shares we purchase by an amount that does not exceed 2% of our outstanding shares.

The offer will expire at 5:00 p.m., New York City time, on January 3, 2007, unless extended or earlier terminated. The offer is not conditioned on any minimum number of shares being tendered, but is subject to other conditions discussed in this Offer to Purchase. If you want to tender your shares pursuant to the offer, you must specify the price between $43.00 and $52.00 at which you are willing to tender your shares and the number of shares you want to tender, and follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal.

Our shares are listed and traded on the Nasdaq Global Market under the trading symbol “CHFN.” On November 16, 2006, the closing price per share of our common stock was $52.94. You are urged to obtain current market quotations for the shares before deciding whether and at which price or prices to tender your shares. See Section 11.

Our Board of Directors has approved this offer. However, neither we nor our Board of Directors or the Dealer Manager and Information Agent makes any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

Our directors and executive officers have advised us that they intend to tender an aggregate of 28,000 shares in the offer. See Section 12.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions about the offer or Charter Financial may be directed to Ryan Beck & Co., the Dealer Manager and Information Agent for the offer, at the address and phone number set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any document incorporated herein by reference may be directed to the Depositary at the address and phone number set forth on the back cover page of this Offer to Purchase.

This document contains important information about the offer. We urge you to read it in its entirety.

The Dealer Manager and Information Agent for the offer is:

November 21, 2006

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of the offer to the same extent that they are described in the body of this document. We urge you to read the entire document and the related Letter of Transmittal because they contain the full details of the offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion. As used in this document, the terms “Charter Financial,” “we,” “our” and “us” refer to Charter Financial Corporation, a federal corporation.

Who is offering to purchase my shares?

•	Charter Financial is offering to purchase up to 1,000,000 shares of its outstanding common stock. See Section 6.

How much will Charter Financial pay me for my shares?

•

The price range for the offer is $43.00 to $52.00 per share. We are conducting the offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to choose a price within this price range at which you are willing to sell your shares. We will then look at the prices chosen by stockholders for all of the shares properly tendered and will select the lowest price that will enable us to buy 1,000,000 shares. If a lesser number of shares are tendered, we will select the price that will enable us to buy all shares that were properly tendered.

•

All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price we select in accordance with these procedures.

•

Stockholders may elect to tender their shares in increments of $0.25 starting at $43.00 per share up to and including $52.00 per share. The election as to the number of shares and the price a stockholder is willing to tender (or, if a stockholder does not wish to specify a price, he or she may elect to tender shares at the purchase price determined by Charter Financial) are to be indicated on the Letter of Transmittal.

•

If you wish to maximize the chance that your shares will be purchased, you should check the box next to “Shares Tendered at a Price Determined Pursuant to the Offer” in the section of the Letter of Transmittal called “Price Per Share at Which You Are Tendering.” You should understand that this election could result in your shares being purchased at the minimum price of $43.00 per share. See Section 7.

How many shares will Charter Financial purchase?

•

We will purchase up to 1,000,000 shares pursuant to the offer, or approximately 5.0% of our outstanding common stock. We also reserve the right to increase the number of shares we purchase by an amount that does not exceed 2% of our outstanding shares, subject to applicable legal requirements. See Section 6.

Do I have to sell my shares to Charter Financial?

•	No. This is a voluntary offer. You are not required to tender any shares.

If I tender my shares, how many of my shares will Charter Financial purchase?

•

We may not purchase all of the shares that you tender pursuant to the offer, even if they are tendered at or below the purchase price we select. If more than 1,000,000 shares are tendered at or below the selected purchase price, we will purchase shares from all stockholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis based on the number of shares tendered, except for “small lots” of less than 100 shares (not including shares held in the CharterBank 401(k) Plan or the Employee Stock Ownership Plan of Charter Financial Corporation), which will be purchased on a priority basis. As a result, we will purchase the same percentage of shares from each tendering stockholder who properly tenders shares at prices equal to or below the selected price. We will announce final results on any proration within seven business days after the expiration date. See Section 6.

What is the market value of my shares as of a recent date?

•

On November 16, 2006, the closing price per share of our common stock, as reported on the Nasdaq Global Market, was $52.94. We urge you to obtain a current market quotation for your shares before deciding whether to tender your shares. See Section 11.

What is the purpose of the offer?

•	We believe that the purchase of our shares is an attractive use of a portion of our capital and is consistent with our long-term goal of maximizing stockholder value. See Section 1.

•	The offer will enable us to repurchase a greater number of shares in a shorter period of time than under a typical open market repurchase program.

•

The offer provides stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $52.00 and not less than $43.00 per share) at which they wish to sell their shares and, if those shares are purchased pursuant to the offer, to sell those shares for cash without the usual transaction costs associated with open market sales. See Section 6.

•

The offer may give stockholders the opportunity to sell their shares at a premium to the currently prevailing market prices for our shares, which we are not permitted to do in an open market repurchase program.

•	We are making the offer to provide liquidity in our stock prior to deregistering our stock under the Exchange Act and delisting it from the Nasdaq Global Market.

•

We are also making the offer in order to reduce the number of stockholders owning our common stock. If, after this offer, the number of stockholders of record is less than 300, we intend to deregister our common stock under the Securities Exchange Act of 1934. As a result, we will no longer be subject to the Securities and Exchange Commission’s periodic reporting requirements or its proxy rules and regulations. In addition, we will no longer be subject to additional reporting and audit requirements adopted under the

Sarbanes-Oxley Act with respect to public companies. We anticipate that no longer being subject to public reporting requirements and other rules and regulations will result in cost savings and will permit management to focus on our business opportunities.

Will Charter Financial remain a public company after the completion of the offer?

•

If we reduce the number of our stockholders of record below 300, we plan to terminate the registration of our common stock under the Exchange Act. If, after the completion of this offer, there are 300 or more stockholders of record remaining, our Board of Directors intends to consider other options to reduce the number of stockholders below 300 and deregister if the Board determines it is in our best interests. Once we deregister from the Exchange Act, we do not expect our common stock will be eligible for listing on the Nasdaq Global Market. Thereafter, we anticipate that our common stock may be quoted in the “pink sheets” or on the “Over-The-Counter Bulletin Board,” but we cannot predict whether or when this will occur or the liquidity of the market which will thereafter exist for our common stock. As a result, it may become more difficult for our remaining stockholders to sell their shares.

If I decide not to tender, how will the offer effect my shares of common stock?

•

Because we plan to delist our common stock from the Nasdaq Global Market following completion of the offer, there would likely be no active public market in which to trade your shares of common stock; and because we intend to terminate the registration of our common stock under the Exchange Act following completion of the offer, we will no longer be required to file periodic reports, such as quarterly and annual reports, with the Securities and Exchange Commission, and there will be very little current public information regarding us after the offer is completed if we complete the deregistration.

Are there any conditions to the offer?

•	Yes. The offer is subject to a number of conditions that are described in greater detail in Section 10. The offer is not conditioned on our stockholders tendering any minimum number of shares.

How long do I have to decide whether to tender my shares pursuant to the offer?

•

You may tender your shares until the offer expires. Currently, the offer is scheduled to expire at 5:00 p.m., New York City time, on January 3, 2007. If your shares are held by a nominee or broker, they will likely have an earlier deadline for accepting the offer.

Can Charter Financial extend the offer past the initial expiration date or amend the terms of the offer?

•

We can extend the offer past the scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until the end of the day selected as the new expiration date. We reserve the right in our sole discretion to amend the offer in any respect. See Sections 1 and 18.

How do I find out if Charter Financial extends the offer or amends the terms of the offer?

•

We will announce any amendment to the offer by making a public announcement of the amendment. We will issue a press release announcing any extension of the offer no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. In the event of an extension, termination or postponement of the offer, we will also give written or oral notice to the Depositary and the Information Agent. See Section 18.

How do I tender my shares?

•

You must complete one of the actions described under the section entitled “Important Procedures” in this document before the offer expires. You may also contact the Depositary or your broker for assistance. The contact information for the Depositary is on the back page of this document. For a more detailed explanation of the tendering procedures, see Section 7.

How and when will I be paid?

•

If your shares are purchased pursuant to the offer, you will be paid the purchase price, in cash, without interest, promptly after the expiration of the offer period and the acceptance of the shares for payment.

•

We will pay for the shares accepted for payment by depositing the aggregate purchase price with the Depositary promptly after the expiration date of the offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 9.

What do I have to do if I have lost my stock certificates, or if they have been mutilated, destroyed or stolen, but I still want to tender them?

•	Call the Depositary at (800) 937-5449 (toll free) for instructions on how to tender shares in such circumstances.

Can I withdraw my previously tendered shares?

•

You can withdraw your previously tendered shares at any time prior to the expiration of the offer. In addition, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after January 20, 2007. This date will be extended if we extend the expiration date of the offer. See Section 8.

How do I withdraw my previously tendered shares?

•

To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you have tendered by giving instructions to a broker or a bank, you must instruct the broker or bank to arrange for withdrawal of your shares. See Section 8.

What are the United States federal tax consequences if I tender my shares to Charter Financial?

•	Generally, if you are an individual who is subject to United States federal income taxation, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive will be treated either as a sale or exchange eligible for capital gains treatment or as a dividend subject to ordinary income tax rates. See Sections 7 and 17.

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares to Charter Financial?

•

If you are a registered stockholder and tender your shares directly to the Depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. See Section 7.

•	If you instruct the Depositary in the Letter of Transmittal to make payment for the shares to the registered holder of your shares, you will not incur any stock transfer tax. See Section 7.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

•

If you own beneficially or of record fewer than 100 shares, tender all of such shares at or below the purchase price before the offer expires and complete the section entitled “Small Lots” in the Letter of Transmittal, we will purchase all of your shares without subjecting them to the proration procedure.

What does the Board of Directors of Charter Financial think of the offer?

•

Our Board of Directors has unanimously approved the offer. However, none of our Board of Directors, the Depositary, the Information Agent, the Dealer Manager or Charter Financial is making any recommendation to you as to whether you should tender your shares or as to the price or prices at which you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares pursuant to the offer because we believe that you should make your own decision based on your views as to the value of our shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

•

Some of our directors and executive officers have informed us that they intend to tender 28,000 shares, in the aggregate. These directors and executive officers have advised us that they are tendering shares to obtain some liquidity or for tax planning or asset diversification purposes. Their tender of shares is not intended to be a reflection of their views of Charter Financial or its short or long term prospects. They will not receive any preferential treatment in the event we need to prorate the shares tendered. See Sections 1 and 12.

Did the Board of Directors receive any fairness opinions or similar reports regarding the fairness of the offer?

•

Yes. RP Financial, LC., our financial advisor, delivered an opinion to the Board of Directors that the consideration to be received in the offer is fair, from a financial point of view, to our stockholders, including unaffiliated stockholders. A copy of RP Financial’s opinion is attached to this document as Exhibit A and should be read in its entirety by each stockholder. For a description of the information presented by RP Financial, see Section 3.

How will Charter Financial pay for the shares?

•

We will need a maximum of $52,000,000, plus fees and expenses, which we estimate at approximately $325,000, to purchase 1,000,000 shares pursuant to the maximum per share price of the offer. We will fund this purchase and the related fees and expenses with proceeds from the sale of a portion of our Freddie Mac common stock investment, as well as with ordinary cash flow from operations. The offer is not conditioned upon the receipt of financing. See Section 13.

Whom can I talk to if I have questions about the offer?

•

The Depositary can help answer your questions regarding the procedures for tendering your shares, including how to complete the enclosed forms. The Depositary is American Stock Transfer and Trust Company. Its contact information appears on the back cover of this document. You may also contact the Dealer Manager and Information Agent for more information about Charter Financial or the offer. The Dealer Manager and Information Agent is Ryan Beck & Co., which is a registered broker-dealer. Its contact information appears on the back cover of this document.

IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before the offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and instruct the nominee to tender your shares for you, or

•

if you hold certificates in your own name, properly complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer and Trust Company, the Depositary for the offer, at the address appearing on the back cover of this document, or

•

if you are a participant in the Charter Bank 401(k) Plan or the Employee Stock Ownership Plan of Charter Financial Corporation, follow the instructions provided in the “Letter to Participants in the CharterBank 401(k) Plan With Investments in Shares of Charter Financial Common Stock” or the “Letter to Participants in the Employee Stock Ownership Plan of Charter Financial Corporation” provided to you by the applicable plan trustee, or

•

if you are an institution participating in The Depositary Trust Company, which we call the “Book-Entry Transfer Facility” in this document, tender your shares according to the procedure for book-entry transfer described in Section 7.

To tender your shares properly, you must follow the procedures described in this document, the Letter of Transmittal and the other documents related to the offer, including choosing a price at which you wish to tender your shares and specify the number of shares you wish to tender.

If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to “Shares Tendered at a Price Determined Pursuant to the Offer” in the section of the Letter of Transmittal called “Price Per Share at Which You Are Tendering.” You should understand that this election may result in your shares being purchased at the minimum price of $43.00 per share.

If you have questions or need assistance, you should contact the Depositary regarding the procedures for tendering your shares, including how to complete the enclosed forms or the Dealer Manager regarding Charter Financial or the offer at their respective address or telephone number on the back cover of this document. You may also request additional copies of this document and the Letter of Transmittal from the Depositary.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender shares in the offer. We have not authorized any person to give any information or to make any representation on our behalf in connection with the offer other than those contained in this document or in the related Letter of Transmittal. If any such recommendation, information or representation is given or made, it must not be relied upon as having been authorized by us, the Information Agent or the Dealer Manager.

FORWARD-LOOKING STATEMENTS

This document contains a number of forward-looking statements, including, among others, statements dealing with the benefits that the offer may provide to our stockholders, the date on which we will announce the final proration factor or pay for tendered shares, our possession of sufficient capital to fund our operations, prospects for our business, the repurchase of additional shares in the future, the fees and expenses we will incur in connection with the offer, the listing and tradability of our stock after the offer is completed and the continued treatment of our shares as margin securities as described below. The forward-looking statements regarding these matters are based on various assumptions and analyses made by us in light of our management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions, are intended to identify forward-looking statements.

Forward-looking statements made in connection with the offer do not fall within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (referred to herein as the “Exchange Act”). We caution readers that the important factors set forth below, as well as factors discussed in other documents filed by us with the Securities and Exchange Commission (the “SEC”), among others, could cause our actual results to differ materially from those expected or anticipated in the forward-looking statements contained in this document.

Important factors that could cause actual results to differ materially from those implicit in our forward-looking statements include, without limitation, the following:

•	the timing and occurrence or non-occurrence of events, including the conditions to the offer, may be subject to circumstances beyond our control;

•	changes in the price of Freddie Mac common stock;

•	changes in the amount of dividends received by the Company on its Freddie Mac common stock;

•	changes in the tax rate on dividends;

•	changes in Office of Thrift Supervision policy or posture on dividend waivers or capital distributions;

•	changes in the capital markets valuations’ of mutual holding companies;

•	there may be increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment may reduce interest margins;

•	changes in deposit flows, loan demand or real estate values may adversely affect our business;

•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

•

general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate;

•	legislation or regulatory changes may adversely affect our business;

•	technological changes may be more difficult or expensive than we anticipate;

•	success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or

•	litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SPECIAL FACTORS

SECTION 1. PURPOSE OF THE OFFER.

We are making this offer to enable you to decide whether you desire to continue your investment in Charter Financial or whether you desire to obtain current value for your shares. The purpose of the offer is to:

•	Effectively manage our capital in a manner consistent with our long-term goal of maximizing stockholder value;

•	Allow us to focus on the improving and expanding of our retail banking operations and thus the franchise value of our retail bank;

•	Provide liquidity to stockholders prior to the time that we deregister our common stock under the Exchange Act.

•

Reduce the number of our stockholders to fewer than 300 stockholders of record, as calculated under the rules and regulations of the Exchange Act, so that we may deregister our common stock with the SEC and become a non-reporting company.

Managing our Capital. We believe that the purchase of shares is an attractive use of a portion of our available capital on behalf of our stockholders and is consistent with our long-term goal of increasing stockholder value. We believe we have adequate sources of capital to both complete the share repurchase and continue with our regular pursuit of business opportunities. The effect of the offer will be to increase our return on equity, a key indicator of financial performance. We believe that the beneficial impact on return on equity makes an investment in the common stock a better use of our capital than other investment opportunities available to us at this time, given current market and economic conditions. We believe that our investment in our common stock will provide an acceptable return that generally is equal to or more attractive than similarly safe and sound investments. In addition, assuming a constant dividend rate, the offer will reduce the cost of any cash dividends to stockholders that we might pay in the future. The offer will not materially dilute cash reserves, nor will it have a material adverse effect on our liquidity.

Expanding Retail Banking Operations. Our retail banking strategy is to operate as a well-capitalized community bank dedicated to providing a superior customer experience through excellent and personalized service and quality products at competitive prices and convenience. We have sought to implement this strategy by concentrating on expanding our branch network and delivery channels for our customers, and on our core product offerings, including residential and commercial mortgage loans and a variety of checking and savings products. We focus on core deposit products such as Totally Free checking that provide low cost funding and fee income opportunities. Our growth in loans has been in real estate loans. Our retail banking income is based on (1) the interest spread between our loans and deposits and (2) the fees on both loan and deposit products. Typically banks support up to $15 of loans with one dollar of equity and this leveraging of capital provides the market return generally required by the providers of capital. This tender offer is one step to move Charter Financial closer to an appropriate level of leverage.

Providing Liquidity. The purpose of our offer is to ultimately provide stockholders with liquidity for their shares prior to delisting and deregistration for a price that the Board of Directors, after considering the opinion of its financial advisor, RP Financial, has determined to be fair to Charter

Financial’s stockholders. The tender offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares without potential disruption to the share price and the usual transaction costs associated with market sales.

Reduce the Number of our Stockholders. We are also making the offer in order to reduce the number of stockholders owning our common stock. If, after this offer, the number of stockholders of record is less than 300, we intend to deregister our common stock under the Securities Exchange Act of 1934. As a result, we will no longer be subject to the Securities and Exchange Commission’s periodic reporting requirements or its proxy rules and regulations. In addition, we will no longer be subject to additional reporting and audit requirements adopted under the Sarbanes-Oxley Act with respect to public companies. We anticipate that no longer being subject to public reporting requirements and other rules and regulations will result in cost savings and will permit management to focus on our business opportunities. If our common stock is deregistered, we intend, at this time, to supply stockholders with an annual report containing audited financial statements and a proxy statement after each year, though there is no requirement that it do so and we will not be bound by any of the SEC’s disclosure requirements to which we are currently subject. Since we will no longer be submitting annual and quarterly reports to the SEC following deregistration, the cost associated with reviewing these filings by both the independent auditors and legal counsel would likely decrease substantially.

The offer will enable stockholders to sell a portion of their shares while retaining a continuing equity interest in us, if they so desire. The offer may provide stockholders who are considering a sale of all or a portion of their shares the opportunity to determine the price or prices (not greater than $52.00 nor less than $43.00 per share) at which they are willing to sell their shares and, if any such shares are purchased pursuant to the offer, to sell those shares for cash without the usual transaction costs associated with open-market sales. In addition, small lot holders whose shares are purchased pursuant to the offer will avoid the payment of brokerage commissions and will avoid any applicable small lot discounts in a sale of such holder’s shares. For stockholders who do not tender, there is no assurance that the price of the stock will not trade below the price being offered pursuant to the offer, nor is there any assurance that there will be an active public market in which to trade your shares of common stock. For stockholders who do tender, the trading price of stock may increase as a result of the offer or an unexpected acquisition at a premium could occur in the future.

SECTION 2. FAIRNESS OF THE OFFER.

On November 16, 2006, our Board of Directors approved the offer as fair and in the best interests of Charter Financial and all of our stockholders, including unaffiliated stockholders.

The Board of Directors took into account a number of factors, including the following, in support of its determination that the offer is substantively fair and in the best interest of Charter Financial and all of its stockholders, including its unaffiliated stockholders:

•

The opinion delivered to the Board of Directors by RP Financial, our financial advisor, that the consideration to be received in the offer is fair, from a financial point of view, to our stockholders, including unaffiliated stockholders, and the oral and written presentations of RP Financial supporting this opinion. A copy of RP Financial’s opinion is attached to this document as Exhibit A and should be read in its entirety by each stockholder. For a description of the information presented by RP Financial to Charter, see Section 3.

•	Discussions with the Dealer Manager regarding the price range of the offer.

•	Our financial condition and results of operations, including our earnings per share and capital levels for the year ended September 30, 2005 and the first nine months of fiscal year 2006.

•

Our capital and the capital of CharterBank, which after our purchase of 1,000,000 shares in the offer would remain significantly in excess of minimum capital requirements. The capital of Charter Bank will not be changed by this transaction as only holding company assets will be used to consummate this transaction.

•

The fact that the upper end of the price range approaches the historical high trading price of Charter Financial’s common stock, exceeds the recent historical trading price of Charter Financial’s common stock including the average of the trading prices over the 30 trading days and 60 trading days prior to the public announcement of the offer, and exceeds the average price paid by Charter Financial to repurchase its shares over the last several years. See Section 3.

•	The likelihood that the transaction would be consummated.

•

The fact that our stockholders would be able to participate in the offer by selling a portion of their shares and have the opportunity to participate in any future growth following consummation of the offer by retaining a portion of their shares.

•	The fact that our offer is a voluntary transaction in which our stockholders may or may not participate.

•	The limited trading market for our common stock, including limited liquidity and trading volume.

•	The considerable costs associated with remaining a publicly-traded company.

The maximum of the offer price range represents a discount of 1.78% relative to the closing price of $52.94 at November 16, 2006, which is the last trading day prior to the public announcement of the offer. The Board of Directors also considered that the maximum of the offer range represents a premium of 13.51% relative to the 30 day average trading price of $45.81 at November 16, 2006 and a premium of 22.79% relative to the 60 day average trading price as of November 16, 2006. The minimum of the offer price range represents a discount of 18.08% relative to the pre-announcement price, a discount of 6.13% relative to the 30 day average and a premium of 1.53% relative to the 60 day moving average. In addition, no brokerage costs would be incurred upon the tender of shares, and the issue of the lack of liquidity in the open market is avoided. The Board of Directors believes that based on all factors considered, the offer range balances both the interest of non-continuing stockholders who will be provided a liquidity event for their shares, potentially at a premium or at parity to the recent trading price while not such a large premium that continuing stockholders and Charter Financial will be paying too high a price.

The offer range of $43.00 to $52.00 per share is at a premium to Charter Financial’s tangible net book value per of $13.33 per share as of September 30, 2006. The Board of Directors believes that based on all factors considered, an offer range that was at a premium to net book value fairly balances the interests of both stockholders who may choose to tender their shares as well as those who choose to remain stockholders of Charter Financial. The Board of Directors also analyzed the minimum and the maximum prices indicated by the offer price range in relation to Charter Financial’s pro forma fully-converted tangible book value as provided by Charter Financial’s financial advisor. At the minimum of the offer range of $43.00 per share, Charter Financial’s pro forma fully converted tangible book value equaled $44.13 per share and thus, the offer price was at a slight discounted to the fully converted tangible book value per share. At the maximum of the offer range of $52.00 per share, Charter Financial’s pro forma fully converted tangible book value equaled $50.38 per share and thus, the offer price was at a slight premium to the fully converted tangible book value per share.

As alternative methods to reduce the record number of our stockholders below 300, our Board of Directors also considered a reverse stock split and the establishment of separate classes of common stock. In considering these alternatives, our Board of Directors noted that a reverse stock split and the establishment of separate classes of common stock would not be voluntary transactions. Our Board of Directors, therefore, determined that the offer was the fairest way to reduce the registered stockholder base below 300. This method offered all stockholders the opportunity to sell their shares at a fair price without incurring brokerage costs. The offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares without potential disruption to the share price and the usual transaction costs associated with market sales.

Our Board of Directors did not entertain a sale or liquidation of the company as a factor in its evaluation of the fairness of the transaction. Because of the financial nature of a financial institution’s primary assets and the many other readily available holding company specific indicators of value, such as CharterBank’s total assets, income, deposits and interest rate spread, the Board did not place any significance on going concern value and liquidation value in its evaluation and the factors considered in the Board’s conclusion are enumerated below.

The Board of Directors did not place any significant weight on the going concern value which is an attempt to value a company as a whole pursuant to a sale to another company or individual, in connection with its evaluation to proceed with the offer. In this regard, the Board felt that a sale of Charter Financial is not a viable alternative given that it operates as a majority-owned subsidiary of a mutual holding company. As a practical matter, Charter Financial would need to complete a second-step conversion transaction prior to completing a sale of control. Moreover, Charter Financial would be precluded from pursuing a sale of control of Charter Financial for a period of three years pursuant to Office of Thrift Supervision conversion regulations.

In determining the fairness of the offer, the Board of Directors did not attempt to establish the liquidation value of Charter Financial as the Board felt that such a valuation would not be material to its decision for several reasons. First, the liquidation of Charter Financial as a financial institution holding company would be so improbable as to not provide any meaningful comparison to the terms of the offer. In this regard, few if any financial institutions of Charter Financial’s size have been voluntarily liquidated in the last several decades as relatively greater value is typically generated through the sale of financial institution holding companies or their subsidiaries as a single operating entity (rather than in the component parts). More specifically, financial institutions are not generally liquidated as reported equity in the financial statements typically approximates the value realizable pursuant to a sale of the assets and liabilities, less the costs of liquidation. In contrast, the Board of Directors believes that Charter Financial, like the majority of similar financial institutions regionally and nationally, would garner a premium to its reported equity pursuant to a sale of control.

In view of the wide variety of factors considered in connection with its evaluation of the offer, our Board of Directors has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the offer. In making its determination that the offer is substantively fair and in the best interests of our stockholders, including unaffiliated stockholders, our Board of Directors considered the opinion of RP Financial and the oral and written presentations of RP Financial discussing the material factors included in its analysis, and such opinion and related discussion were accepted and adopted by the Board. RP Financial’s analysis is described in Section 3.

Our Board of Directors has approved the offer. The non-employee directors, who comprise a majority of the Board of Directors, have approved the offer and have not retained an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating terms of the offer. The offer does not require the approval of a majority of unaffiliated stockholders. Despite the lack of an unaffiliated representative acting solely on behalf of the unaffiliated stockholders and despite the fact that our offer is not structured to require the approval of the unaffiliated stockholders, we believe that our offer is procedurally fair and substantively fair with respect to the pricing range offered. We base these beliefs on the unanimous approval of our offer by all of our non-employee directors and on the following factors:

•	that the offer allows stockholders to choose a price within a range established by us at which they are willing to tender;

•	stockholders are not compelled to tender;

•	stockholders are provided with full disclosure of the terms and conditions of the offer; and

•	stockholders are afforded sufficient time to consider the offer.

Our Board believes that the offer is fair and in the best interests of our stockholders, including unaffiliated stockholders, whether or not such stockholders retain their interest in Charter Financial. As set forth above, the offer is a voluntary transaction which is open to all stockholders on the same terms and conditions. Based upon the aforementioned factors, our Board believes that the offer is both substantively and procedurally fair to affiliated and unaffiliated stockholders alike. For those stockholders who tender shares and are no longer stockholders of Charter Financial, our Board of Directors has determined that such stockholders will receive a fair price for their shares.

Our Board of Directors also considered the substantive and procedural fairness of the offer to unaffiliated stockholders who do not tender their shares in the offer. The Board believes the offer is substantively fair because unaffiliated stockholders who remain stockholders of Charter Financial following completion of the offer will retain a greater equity interest in Charter Financial. The Board of Directors recognizes that certain factors do not support the procedural fairness of the offer to unaffiliated stockholders who have a continuing interest in Charter Financial. These factors are: (1) the fact that while participation in the offer by stockholders is voluntary, stockholders will not be voting on the transaction; and (2) if a sufficient number of shares are tendered and our common stock is deregistered, publicly available information regarding Charter Financial will be reduced significantly and our common stock will be no longer be quoted on the Nasdaq Global Market, which will likely decrease the liquidity of our common stock. However, the Board of Directors believes that the offer is procedurally fair to unaffiliated stockholders who continue to have an interest in Charter Financial because the offer is a voluntary transaction in which no stockholder is required to, or prohibited from, tendering shares, all stockholders are being notified of the offer and the implications of the transaction on their holdings, and all stockholders are afforded sufficient time to consider the offer. See Section 5 for a detailed discussion of the consequences that result from remaining a continuing stockholder of Charter Financial. See also Section 15.

SECTION 3. FAIRNESS OPINION OF FINANCIAL ADVISOR.

We have retained RP Financial, a financial consulting firm with considerable experience in and the thrift industry, to provide valuation advice and render a fairness opinion to our Board of Directors as to the fairness of our offer price range, from a financial point of view, to our stockholders. RP Financial, as part of its consulting business, is regularly engaged in the valuation of financial institutions and their securities in connection with stock offerings, tender offers, acquisition and other securities transactions. RP Financial served as independent appraiser to Charter Financial and CharterBank in connection with our mutual-to-stock conversion in 2001.

On November 16, 2006, RP Financial provided a written fairness opinion to our Board of Directors that, in its opinion, the price range of the offer is fair, from a financial point of view, to stockholders of Charter Financial, including both those who receive cash in the offer and those stockholders who will remain stockholders after the offer. A copy of the opinion is attached as Exhibit A to this document, and each stockholder should read such opinion in its entirety. RP Financial’s written opinion does not constitute an endorsement of the offer or a recommendation to any stockholder to tender their shares. In rendering its opinion, RP Financial does not admit that it is an expert within the meaning of the term “expert” as used within the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

In delivering its opinion, RP Financial has reviewed, analyzed and relied upon material bearing upon the financial condition and operating performance of Charter Financial, including among other things, the following: (1) the Offer to Purchase; (2) the following information from Charter Financial: (a) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended September 30, 2005 of Charter Financial; (b) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Charter Financial through June 30, 2006 and certain other communications from Charter Financial to its stockholders; (c) CharterBank’s quarterly financial reports submitted to various regulatory agencies; (d) internal financial and other reports through September 30, 2006 including information concerning First Charter, MHC — with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, market values, trends, credit risk, interest rate risk, liquidity risk and operations; and (e) information for Charter Financial’s investment in Freddie Mac common stock through November 15, 2006, including the number of shares held by First Charter MHC and Charter Financial and the after tax market value represented by the shares; (3) an analysis of the terms of the Offer to Purchase, including the implied ratios of the price range of the offer relative to Charter Financial’s fully converted book value, tangible book value, earnings, and assets per share; (4) the competitive, economic and demographic characteristics in the local market area; (5) the potential impact of regulatory and legislative changes on savings institutions; (6) the financial terms of other recently completed self-tender transactions similar to the offer; (7) the impact of the offer on Charter Financial’s pro forma financial statements, including potential reductions in operating expenses due to deregistering its common stock and calculations of pro forma fully converted book value, tangible book value, earnings and assets per share, pro forma return on assets and return on equity, dividend paying capacity and estimated second step valuation under various valuation assumptions; (8) the ability of Charter Financial to complete the offer from a cash and capital perspective; (9) the fact that Charter Financial may take other measures to reduce its number of stockholders of record if the offer does not reduce record holders below 300; and (10) a five year projection of pro forma return on assets, return on equity, and estimated present value benefit accruing to continuing stockholders assuming completion of the offer versus the same measures if the offer is not completed.

RP Financial relied, without independent verification, on the accuracy and completeness of the information furnished by Charter Financial to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and economic and demographic data. Charter Financial did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Charter Financial.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, RP Financial’s opinion is not readily susceptible to summary description. In arriving at its opinion, RP Financial performed a variety of financial analyses. RP Financial believes that its analyses must be considered as a whole and that the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying RP Financial’s opinion. No one method of analysis was assigned greater significance than any other.

In its analyses, RP Financial made numerous assumptions with respect to industry performance, general business, economic and market conditions, and other matters, many of which are beyond the control of Charter Financial. Any estimates contained in RP Financial’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect prices at which companies or their securities may actually be sold. RP Financial expressed no opinion as to such financial prospects or the assumptions on which they were based.

Transaction Summary. The terms of the offer include purchasing up to 1,000,000 shares within an offer price range with a maximum of $52.00 per share and a minimum of $43.00 per share. Under certain conditions, Charter Financial could purchase up to 1,396,772 shares or less than 1,000,000 shares. The maximum of the offer price range represents a premium of 2.20% relative to the closing price of $50.88 at November 15, 2006, a premium of 14.56% relative to the 30 day average trading price of $45.39 at November 15, 2006 and a premium of 23.57% relative to the 60 day average trading price as of November 15, 2006. The minimum of the offer price range represents a discount of 15.49% relative to the pre-announcement price, a discount of 5.27% relative to the 30 day average and a premium of 2.19% relative to the 60 day moving average. RP Financial considered these relative pricing relationships in reaching its fairness conclusions regarding the offer price range.

Comparable Transactions Analysis. RP Financial performed a comparison of the offer to the terms of transactions where banking and thrift companies completed common stock tender transactions comparable to the Charter Financial offer. There were 20 comparable transactions announced since January 2004. Of the comparable transaction, seven (7) offered to purchase shares using a range of purchase prices and thirteen (13) offered to purchase shares at a fixed price. RP Financial compared the maximum and minimum of the Charter Financial offer price range, as a percentage of the pre-announcement price, to similar ratios indicated by the comparable transactions. At the maximum price, the Charter Financial offer was within the high and low represented by the comparable transactions, exceeding the low price premium by a small margin (2.20% for the Charter Financial offer versus the 0.64% “low” indicated by the comparable transactions). At the minimum price, the Charter Financial offer was below the low end of the offering prices of the comparable transactions (a discount of 15.49% versus the “low” indicated by the comparable transactions of 5.66%). Compared to the pre-announcement share price, the Charter Financial offer price range is generally lower than the ranges indicated by the comparable transactions. However, in reaching its fairness conclusions, RP Financial considered several factors including that shareholders are not compelled to tender shares, the maximum price is within the range indicated by the comparable transactions, and the Charter Financial share price had recently increased significantly exceeding its 30 and 60 day averages at November 15, 2006. Subsequent to November 15, 2006, the Charter Financial shares increased in value by $2.06 per share to close at $52.04 per share, in excess of the maximum price of the offer range. RP Financial considered updating the comparable transactions analysis to reflect this higher price. However, in the absence of any new market information, RP Financial concluded the trading activity leading to the November 16, 2006 closing price included speculative factors, and the conclusions drawn from the analysis based upon November 15, 2006 pricing remained in effect.

	Charter Financial Offer (1)	Comparable Transactions
		Average	Median	High	Low
	(Offer price premium (discount) compared to pre-announcement price)
Maximum price	2.20%	10.04%	9.81%	20.00%	0.64%
Minimum price	(15.49)%	6.55%	7.08%	20.00%	(5.66)%
Final price	na	9.38%	9.81%	20.00%	(4.66)%

(1)	Maximum price of $52.00 per share, minimum price of $43.00 per share and pre-announcement price at November 15, 2006 of $50.88 per share.

Fully Converted Pricing Analysis. RP Financial analyzed the maximum and the minimum prices indicated by the offer price range in relation to the fully-converted book value, tangible book value, earnings and assets of Charter Financial. The ratios of share prices to fully-converted per share figures are a standardized method of evaluating the trading prices of institutions in the mutual holding company form of ownership. The ratios commonly used to evaluate and compare such trading prices are the fully-converted price-to-book value (“P/B”) ratio, price-to-tangible book value ratio (“P/TB”), price-to-earnings multiple (“P/E”) and price-to-assets (“P/A”) ratio. To make the fully-converted calculations for an institution, the shares held by the mutual holding company are assumed to be sold at an assumed market price incorporating parameters common to “second step” conversions including an estimate of offering expenses and stock based benefit plans. Any net assets held by the mutual holding company are consolidated with the institution for purposes of the calculations. The resulting fully-converted pricing ratios are based on the assumed market price and the pro forma per share measures resulting from those calculations. RP Financial’s calculations for Charter Financial utilized financial figures through September 30, 2006 and the Freddie Mac closing price as of November 15, 2006. The fully-converted pricing ratios indicated by the maximum and minimum of the offer price range (shown below) are either comparable to or exceed the averages and medians of 37 publicly-traded mutual holding company institutions excluding Charter Financial – implying that selling shareholders will receive value comparable to or exceeding the average and median market valuations for institutions operating in mutual holding company form. RP Financial considered the relationship between the fully-converted pricing indicated by the offer price range and the publicly-traded mutual holding companies in reaching its fairness conclusions.

	Offer Price Range(1)		Publicly-traded MHCs Prices at 11/10/2006
	$43.00 per share	$52.00 per share	Average	Median
Fully-converted pricing ratios

Price/core earnings	37.79x	41.09x	29.23x	29.21x
Price/book	96.81%	102.64%	96.33%	96.14%
Price/tangible book	97.43%	103.22%	98.95%	96.80%
Price/assets	49.65%	56.00%	24.60%	22.56%

(1)	Based on September 30, 2006 financial results, Freddie Mac stock price as November 15, 2006, and consolidation of MHC net assets consistent with current regulatory policy.

Static Impact Analysis. RP Financial considered the pro forma impact of the offer to Charter Financial, including an assumption that 1,000,000 shares were purchased at the $52.00 per share maximum purchase price of the offer price range. The purchase price was funded through the sale of Freddie Mac stock with a market value of $68.54 per share. RP Financial evaluated the impact analysis to confirm Charter Financial’s ability to finance the acquisition from a cash and capital perspective and the impact of the offer to continuing stockholders of Charter Financial. RP Financial concluded that the market value of the Freddie Mac shares and the existing cash resources of Charter Financial provided sufficient resources to fund the share purchase and that, on a pro forma basis, CharterBank continued to exceed its regulatory capital requirements. The impact to continuing shareholders of Charter Financial included a reduction in ownership interests of non-mutual holding company stockholders from 19.4% to 15.0%, a reduction in return on assets from 1.12% based on projected earnings to 1.06%, an increase in return on equity from 4.33% based on projected earnings to 4.51%, and a reduction in the dividend payout ratio from 71% of projected earnings to 62% representing an increase in dividend paying capacity. For purposes of this analysis dividend payout ratios are calculated assuming cash dividends are paid only to non-mutual holding company stockholders with the mutual holding company waiving its right to receive cash dividends. The reduction in return on assets is a negative impact on continuing shareholders.

However, the increase in return on equity and dividend paying capacity represent positive impacts on continuing shareholders. In addition, in a hypothetical second step conversion transaction, the implied stock value remained substantially unchanged assuming a second step conversion at 105% of pro forma tangible stockholders’ equity but increased by approximately 3.4% assuming a second step conversion at 110% of pro forma tangible stockholders’ equity. Between 2002 and 2006 there have been 22 second step conversions completed with average and median pro forma PTB ratios of 111.8% and 109.0%. Importantly, these measures represent favorable impact factors to continuing shareholders including First Charter MHC which would benefit from higher return on equity measures and a potentially greater amount of capital raised in a second step conversion (represented by the implied stock value increase in a hypothetical second step conversion). These benefits generally increase if the offer is completed at prices lower than the maximum of the offer price range or if the offer is completed with the purchase of more than 1,000,000 shares. Based of this analysis, RP Financial concluded that the impact analysis supported its fairness conclusions.

Projected Impact Analysis. Using financial projections, RP Financial estimated the present value to common shareholders assuming Charter Financial did not complete the offer and continued to implement its current business plan (the “stand-alone scenario”). Operating assumptions for Charter Financial were based on internal budget figures for one year of operations with four additional years of operations projected. The assumed cash flow received by common shareholders of Charter Financial consisted of annual cash dividends and a terminal value based on the implied stock value assuming completion of a second step conversion at a pro forma price-to-tangible book value ratio of 105% resulting in a terminal value of $66.93 per share. The cash flows were then discounted present value using a range of discount rates from 10.0% to 15.0%. The aggregate discounted cash flow that could be expected by common shareholders under the stand-alone scenario ranged from $35.48 per share assuming a discount rate of 15.0% to $44.31 per share assuming a discount rate of 10.0%. These discounted cash flow values reflect the estimated value of Charter Financial’s business plan absent completion of the offer. In its fairness analysis, RP Financial performed the same analysis assuming the purchase of 1,000,000 shares at the $52.00 maximum of the offer price range (the “successful offer scenario”). Assumptions regarding growth rates, dividend payments, and operating levels were unchanged except for the impact of the Offer to Purchase. Compared to the stand-alone scenario, the successful offer scenario resulted in higher return on equity ratios, lower tangible equity-to-assets ratios, and a higher terminal value of $67.78 per share (compared to $66.93 per share under the stand-alone scenario). The aggregate discounted cash flow that could be expected by continuing shareholders under the successful offer scenario ranged from $35.90 per share assuming a discount rate of 15.0% to $44.84 per share assuming a discount rate of 10.0%. The increase in the terminal value as well as the aggregate present value created in the successful offer scenario supports RP Financial’s fairness conclusions for continuing stockholders, including First Charter, MHC that would benefit from raising more capital in a hypothetical second step transaction with the above assumptions.

In addition to the above analyses, RP Financial considered and evaluated the operating history of Charter Financial, the historical trading activity and trading price of the Charter Financial common stock and the intentions of Charter Financial to deregister its common stock. RP Financial also considered the recent increases in the price of Charter Financial common stock, including the closing price of $52.94 per share on November 16, 2006. This price exceeds the maximum of the offer price range. However, the November 16, 2006 closing price was suspected of including speculative factors given the sustained run-up in the price over the last 60 days in the absence of any new market data with respect to Charter Financial. RP Financial thus concluded the previously described analyses and fairness conclusions remain unchanged. RP Financial’s opinion and presentation to the Charter Financial Board of Directors was one of many factors taken into consideration by the Charter Financial Board in making its determination to approve the Offer to Purchase. Although the foregoing summary describes the material components of the analyses presented by RP Financial to the Charter Financial Board in anticipation of issuing the November 16, 2006 opinion, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Appendix A, which common shareholders of Charter Financial are urged to read in its entirety.

These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of Charter Financial common stock. The discounted cash flow analysis is a widely used valuation methodology, but RP Financial noted that it relies on numerous assumptions, including expense levels, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

RP Financial’s opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of the opinion. With regard to RP Financial’s services in connection with the merger, Charter Financial agreed to pay RP Financial approximately $85,000 plus reimbursement for expenses, of which $70,000 has been paid to RP Financial as of the date of the Offer to Purchase. Charter Financial also agreed to indemnify RP Financial and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services, including the opinion.

SECTION 4. OUR PLANS AFTER THE OFFER.

It is expected that following the offer, our business and operations will be continued substantially as they are currently being conducted by management. We do not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of any of our operations or sale or transfer of a material amount of assets involving us or any of our subsidiaries, or any changes in our capitalization or any other change in our corporate structure or business or the composition of our management. However, we will continue to review our business plan and strategic direction and in such process may develop strategies for internal growth through expansion of products and services or growth through acquisitions and/or branching. If the offer is not successful at reducing the number of stockholders of record to fewer than 300, we may take other measures to reduce the number of stockholders to fewer than 300 and allow us to terminate the common stock’s registration under the Exchange Act and delist from the Nasdaq Global Market.

Other Transactions. Except as described in this document and other measures to reduce our stockholders of record below 300, we currently have no plans, proposals or negotiations that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	a purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets that would be material to us and our subsidiaries taken as a whole;

•	a material change in our present dividend rate or policy, or in our indebtedness or capitalization;

•	a change in our present Board of Directors or management;

•	a material change in our corporate structure or business;

•	an acquisition or disposition by any person of our securities; or

•	a change in our articles of incorporation, by-laws or other governing documents or an action that could impede the acquisition of control of us.

At the completion of this offer (or the completion of other measures to reduce our stockholders of record below 300), we plan to terminate our registration under the Exchange Act and delist our common stock from the Nasdaq Global Market. Upon termination of our registration, we will no longer be required to file periodic reports with the SEC. See Section 5 and Section 15.

Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing stockholder value we may undertake or plan actions that relate to or could result in one or more of these events.

SECTION 5. EFFECTS OF THE OFFER.

As we described above, this offer will reduce the number of issued and outstanding shares of common stock of Charter Financial. Accordingly, if you do not tender, upon the completion of the offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in Charter Financial, and thus, in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. The percentage ownership interest of non-tendering stockholders in Charter Financial after the offer will be greater than their percentage ownership interest before the offer. Of course, we may issue additional shares of common stock and other securities at any time, and these issuances will reduce your percentage ownership interest. As we discuss below, we also may purchase more of our stock, which would have the effect of increasing your percentage ownership interest.

Consummation of the offer will permit the continuing stockholders to receive the benefits that result from ownership of all, or a significant amount, of the equity interest in us. Such benefits include management and investment discretion with regard to the future conduct of our business and the benefits of the profits generated by operations and increases, if any, in our value. The continuing stockholders will also bear the risk of any decrease in the value of Charter Financial following the offer.

Assuming enough record holders tender their shares, thereby reducing our record holders to below 300, then we intend to terminate the registration of our common stock under the Exchange Act at the completion of the offer which will no longer permit us to be traded and quoted on the Nasdaq Global Market. As a result, the equity securities of Charter Financial outstanding after the offer will not be admitted to trading or quotation on any national securities exchange or association, there will be limited trading information and market liquidity regarding such securities, and we will no longer file periodic reports with the SEC.

Becoming a deregistered company will eliminate the substantial time and costs, both general and administrative, attendant to maintaining our status as a reporting company under the Exchange Act, especially in light of the heightened compliance and disclosure requirements attributable to the passage of Sarbanes-Oxley. In addition to expending the time of our management, we incur significant legal, accounting and other expenses in connection with the preparation of annual and other periodic reports. The total out-of-pocket expenses associated with maintaining our public status is expected to be approximately $750,000 per year. These costs include review and submission of periodic reports to the SEC (such as Forms 10-K, 10-Q and 8-K), legal and accounting fees relating to such matters, fees relating to the listing of our common stock on the Nasdaq Global Market and costs associated with communications with stockholders. These costs do not include the salaries and time of our employees who also devote attention to these matters. Charter Financial and all stockholders, including our officers and directors, who do not tender their shares in the offer will benefit from the expense reduction resulting from deregistration and having a smaller stockholder base.

The termination of the registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by us to our stockholders and to the SEC. It would render inapplicable certain provisions of the Exchange Act, including requirements that we file periodic reports (including financial statements), the proxy rules, the requirements of Rule 13e-3 under the Exchange Act with respect to “going dark” transactions, requirements that our officers, directors and ten-percent stockholders file certain reports concerning ownership of our equity securities and provisions that any profit by such officers, directors and stockholders realized through purchases and sales of our equity securities within any six-month period may be recaptured by the Company. Furthermore, the ability of “affiliates” of the Company and other persons to dispose of their shares of common stock that are “restricted securities” pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

You may be able to sell shares that you do not tender or that are otherwise not purchased in our offer. We cannot predict or assure you, however, as to the price at which you will be able to sell your shares, which may be higher or lower than the purchase price paid by us in this offer. Consummation of the offer will further reduce the liquidity of the shares, and there can be no assurance that stockholders will be able to find willing buyers for their shares after the offer. See Section 15.

Following completion of the offer, we may repurchase additional shares in the open market, in privately negotiated transactions or otherwise. Future purchases may be on terms that are more or less favorable to stockholders than the terms of this offer. However, SEC Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares outside of our offer until at least ten (10) business days after the Expiration Date of our offer, although there are some exceptions. Any future purchases will depend on many factors, which include market conditions and the condition of our business.

Shares that we acquire in our offer will be retained as treasury stock and may be restored to the status of authorized and unissued shares. These shares will be available for us to issue without further stockholder action (except as required by applicable law or regulation) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the reissuance of the shares purchased pursuant to the offer.

Effect on Affiliated and Non-Affiliated Stockholder Proportionate Interests. As of November 14, 2006, as a group, our directors and executive officers beneficially owned 507,007 shares (including 65,700 shares issuable to those persons upon the exercise of outstanding options), or approximately 2.6%, of our outstanding common stock. We anticipate that certain of our officers and directors will participate in the offer by tendering an aggregate of 28,000 shares. Assuming all shares eligible to be tendered in the offer are purchased, including the 28,000 shares tendered by certain of our officers and directors, our officers’ and directors’ approximate proportionate ownership will remain unchanged.

As of November 14, 2006, First Charter, MHC owned 15,857,124 shares, or approximately 80.0% of our outstanding common stock. Assuming all shares eligible to be tendered in the offer are purchased, First Charter, MHC’s approximate proportionate ownership will increase to 83.9%. The proportionate ownership share of remaining non-affiliated stockholders, as a group, will correspondingly be reduced by 3.9% to 13.5%.

With fewer shares outstanding and the resulting reduction in stockholders’ equity, and assuming earnings remain the same, all non-tendering stockholders will benefit from the tender offer from an increase in return on average equity and in earnings per share. Return on average equity for the year ended September 30, 2005 and the nine months ended June 30, 2006 was 4.23% and 4.11%, respectively. After giving effect to the tender offer and assuming all eligible shares are tendered, this would increase to 5.25% and 5.02%, respectively. Earnings per share (basic and diluted) for the year ended September 30, 2005 and the nine months ended June 30, 2006 were $0.58 and $0.54, respectively. After giving effect to the tender offer and assuming all eligible shares are tendered, these amounts would increase to $0.62 and $0.57, respectively.

Potential Benefits Foregone by Tendering Stockholders. After consummation of the tender offer, stockholders who tender their shares will not have the opportunity to participate in the potential growth of future earnings and the value of Charter Financial common stock, unless they again purchase shares. Any subsequent purchases might be made at a higher price than the amount paid to those stockholders for their tendered shares, and may be difficult to effect, as the market for Charter Financial common stock will likely be more limited than it is now if the common stock is deregistered. Conversely, after completion of the tender offer, stockholders who tender their shares will not face the risk of losses generated by Charter Financial’s operations or any decrease in the value of Charter Financial common stock.

Effect on Charter Financial’s Business. Aside from ceasing to be an SEC-reporting company if it becomes eligible to do so, the completion of the offer is not expected to have a material impact on the conduct of Charter Financial’s business. Charter Financial will, through CharterBank, continue to operate as a community-oriented financial institution focused on serving the needs of customers in its primary market area.

Federal Income Tax Consequences. If you tender your shares in the tender offer, the receipt of cash by you in exchange for your shares will be a taxable transaction for United States federal income tax purposes and may be for state and local income tax purposes as well. In general, a stockholder who participates in the tender offer will recognize a capital gain or loss equal to the difference between the amount of cash received and the holder’s tax basis in the shares sold. Any capital gain or loss generally will constitute a long-term capital gain or loss if the holding period for the holder’s shares sold is greater than one year as of the date of the sale and a short-term capital gain or loss if the holding period is one year or less as of the date of sale.

Charter Financial and non-tendering stockholders will not incur any federal income tax liability as a result of completion of the offer.

THE OFFER

SECTION 6. NUMBER OF SHARES; PRIORITY OF PURCHASES; SMALL LOTS; PRORATION.

Number of Shares. Upon the terms and subject to the conditions of the offer, we will accept for payment (and thereby purchase) up to 1,000,000 shares of our common stock, or such lesser number of shares as are properly tendered before the expiration date and not withdrawn in accordance with Section 8, at a price not greater than $52.00 nor less than $43.00 per share, in cash, without interest.

Under the “modified Dutch auction” procedure, promptly after the expiration date, we will determine a single per share price (not greater than $52.00 nor less than $43.00 per share) that we will pay for shares properly tendered and not withdrawn pursuant to the offer, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will enable us to buy 1,000,000 shares. If the number of shares tendered is less than 1,000,000, we will purchase all of the shares tendered. All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the selected purchase price.

For the purposes of the offer, the term “expiration date” means 5:00 p.m., New York City time, on January 3, 2007, unless and until we, in our sole discretion, extend the period of time during which the offer will remain open. If extended by us, the term “expiration date” will refer to the latest time and date at which the offer, as so extended, will expire. See Section 18 for a description of our right to extend, delay, terminate or amend the offer.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $52.00 nor less than $43.00 per share, at which they are willing to sell their shares. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered pursuant to the offer. This could result in the tendering stockholder receiving a price per share as low as $43.00.

Shares properly tendered at or below the selected purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and subject to the conditions of the offer, including the small lot and proration provisions described below. If more than 1,000,000 shares are tendered at or below the purchase price we select, shares tendered at or below such purchase price will be subject to proration. If you own beneficially or of record fewer than 100 shares (“small lots”), tender all of them at or below the purchase price before the offer expires and complete the section entitled “Small Lots” in the Letter of Transmittal, we will purchase all of your shares without subjecting them to the proration procedure. See Section 9 for a more detailed description of our purchase of and payment for tendered shares.

We reserve the right, in our sole discretion, to purchase more than 1,000,000 shares pursuant to the offer by amending the terms of the offer to reflect such a change in the manner set forth in Section 18. In accordance with the rules of the SEC, pursuant to the offer we may purchase an additional amount of shares, not to exceed 2% of our outstanding common stock (or an additional 396,772 shares), without amending or extending the offer. See Section 18. If we (i) increase or decrease the price to be paid for shares, (ii) increase the number of shares being sought and such increase in the number of shares being sought exceeds 2% of our outstanding shares, (iii) decrease the number of shares being sought or (iv)

materially increase the fee to be paid to the Dealer Manager, then the offer must remain open, or will be extended, until at least ten business days from and including the date that notice of such change is first published, sent or given in the manner specified in Section 18. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration, will be returned to you at our expense promptly following the expiration date.

On the Letter of Transmittal you can designate the order in which you wish your shares to be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased pursuant to the offer. In addition, you can tender different portions of your shares at different prices by completing separate Letters of Transmittal for each price at which you tender such different portions of your shares.

In calculating the number of shares to be accepted for payment pursuant to the procedures described in this document, we will add to the total number of shares tendered at the lowest price at which shares are tendered the shares tendered by stockholders who have indicated, in the appropriate box in the Letter of Transmittal, that they are willing to accept the price determined pursuant to the offer. Accordingly, shares tendered at the price determined pursuant to the offer will be treated the same as shares tendered at the lowest price at which any shares are tendered in the offer. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

The offer is not conditioned on any minimum number of shares being tendered, but is subject to other conditions. See Section 10.

Priority of Purchases. Upon the terms and subject to the conditions of the offer, if 1,000,000 or fewer shares are properly tendered at or below the selected purchase price and not properly withdrawn, we will purchase all shares so tendered at the purchase price.

Upon the terms and subject to the conditions of the offer, if more than 1,000,000 shares are properly tendered at or below the purchase price we select and are not properly withdrawn, we will purchase such shares on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, as described below:

•

First, we will purchase shares properly tendered and not properly withdrawn from any small lot holder (a holder of less than 100 shares) who (1) tenders all the shares owned (beneficially or of record) by the small lot holder at a price at or below the purchase price; and (2) completes the section entitled “Small Lots” in the Letter of Transmittal.

•

Second, after the purchase of all the shares properly tendered by small lot holders, we will purchase all other shares properly tendered at prices at or below the purchase price and not withdrawn, on a pro rata basis. As a result, we will purchase the same percentage of shares tendered from each tendering stockholder in this second category. We will announce this proration percentage, if it is necessary, within seven trading days after the expiration of the offer.

As a result, all of the shares that you tender pursuant to the offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if we receive more than 1,000,000 properly tendered shares at prices equal to or below the purchase price.

As we noted above, we may elect to purchase more than 1,000,000 shares pursuant to the offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

Small Lots. As set forth above, small lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. For purposes of the offer, the term “small lots” shall mean all shares properly tendered prior to the expiration date at prices at or below the purchase price and not properly withdrawn by any person (a “Small Lot Holder”) who owns beneficially or of record an aggregate of fewer than 100 shares (not including shares held in the CharterBank 401(k) Plan or the Employee Stock Ownership Plan of Charter Financial Corporation) and so certifies in the appropriate place on the Letter of Transmittal. To qualify for this preference, a Small Lot Holder must tender all shares owned by the Small Lot Holder in accordance with the procedures described in Section 7. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. This preference is also not available to any shares held in the 401(k) Plan or the Employee Stock Ownership Plan. By accepting the offer, a Small Lot Holder who holds shares in its name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but, if such holder owns fewer than 100 shares, also would avoid any applicable odd lot discounts in a sale of such shares. Any Small Lot Holder wishing to tender all of such stockholder’s shares pursuant to the offer should complete the section entitled “Small Lots” in the Letter of Transmittal.

As of November 16, 2006, there were approximately 310 holders of record of our shares. Approximately 102 of these holders of record held individually fewer than 100 shares and held in the aggregate approximately 3,550 shares. Because of the large number of shares held in the names of brokers and nominees, we are unable to estimate the number of beneficial owners of fewer than 100 shares or the aggregate number of shares they own.

We also reserve the right, but will not be obligated, to purchase all shares duly tendered by any stockholder who tenders any shares beneficially owned at or below the purchase price and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase pursuant to the offer by the number of shares purchased through the exercise of such right.

Proration. If proration of tendered shares is required, we will determine the final proration factor promptly after the expiration date. Proration for each stockholder tendering shares, other than Small Lot Holders, will be based on the ratio of the maximum number of shares to be purchased by us pursuant to the offer (excluding shares to be purchased from Small Lot Holders) to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Small Lot Holders, at or below the purchase price selected by us. This ratio will be applied to stockholders tendering shares to determine the number of shares (rounded up to the nearest whole share) that will be purchased from each tendering stockholder pursuant to the offer.

Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the small lot procedures described, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased pursuant to the offer until approximately seven business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain this information from their brokers. Stockholders may also obtain this information through the CharterBank website. The website is www.charterbank.net. In the corporate/investor relations section, please go to e-mail notifications and signup for news events and press releases.

As described in Section 17, the number of shares that we will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder and therefore may be relevant to a stockholder’s decision whether to tender shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate (by certificate) the order of priority in which such stockholder wishes the shares it tenders to be purchased in the event of proration.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of our shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to the beneficial owners of our shares.

SECTION 7. PROCEDURES FOR TENDERING SHARES.

Proper Tender of Shares. For shares to be properly tendered, the Depositary must receive all of the following on or before the expiration date at the Depositary’s address on the back page of this document:

•	either (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer described below, and

•

either (a) a properly completed and duly executed Letter of Transmittal or a manually executed facsimile copy of it, including any required signature guarantees, or (b) an “agent’s message” of the type described below, and

•	any other documents required by the Letter of Transmittal.

In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares, you must properly complete the pricing section of the Letter of Transmittal, which is called “Price Per Share at Which You are Tendering.”

•

If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal next to “Shares Tendered at a Price Determined Pursuant to The Offer.” This means that you will accept the purchase price selected by us in accordance with the terms of the offer. Note that this election could result in your shares being purchased at the minimum price of $43.00 per share.

•

If you wish to indicate a specific price at which your shares are being tendered, you must check ONE box in the section of the Letter of Transmittal next to “Shares Tendered at a Price Determined by You.” You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the expiration date.

If you want to tender portions of your shares at different prices you must complete a separate Letter of Transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless previously properly withdrawn in accordance with Section 8) at more than one price.

Small Lot Holders who tender all shares must complete the section captioned “Small Lots” in the Letter of Transmittal to qualify for the preferential treatment available to Small Lot Holders as set forth in Section 6.

Participants in the Charter Bank 401(k) Plan or the Employee Stock Ownership Plan of Charter Financial Corporation should follow the instructions provided in the “Letter to Participants in the CharterBank 401(k) Plan With Investments in Shares of Charter Financial Common Stock” or the “Letter to Participants in the Employee Stock Ownership Plan of Charter Financial Corporation” provided by the applicable plan trustee. See “401(k) Plan” and “Employee Stock Ownership Plan” below.

If you tender your shares directly to the Depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

Endorsements and Signature Guarantees. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 7, includes any participant in The Depositary Trust Company, referred to as the “Book-Entry Transfer Facility,” whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares tendered therewith, payment and delivery are to be made directly to the holder and the holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the Letter of Transmittal; or

•

shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each such entity referred to as an “Eligible Institution”).

See Instruction 1 of the Letter of Transmittal.

On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or you are completing either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the Letter of Transmittal, then:

•	your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates, and

•	the signature on (1) the Letter of Transmittal and (2) your certificates or stock power must be guaranteed by an Eligible Institution.

Method of Delivery. In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of all of the following:

•

certificates for those shares or a timely confirmation of the book-entry transfer of those shares into the Depositary’s account at the Book-Entry Transfer Facility as described below or, in the case of shares held in our 401(k) Plan and ESOP, completion of the documentation required by the trustee for the plan,

•

one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of it, including any required signature guarantees, or (b) an agent’s message as described below in the case of a book-entry transfer, and

•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including share certificates, the Letter of Transmittal and any other required documents, is at your election and risk. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Information Agent or the Book-Entry Transfer Facility. Any documents delivered to us, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares at the Book-Entry Transfer Facility for purposes of the offer within two business days after the date of this document. Any institution that is a participant in the Book-Entry Transfer Facility’s system may make book- entry delivery of the shares by causing that facility to transfer those shares into the Depositary’s account in accordance with that facility’s procedure for the transfer. Even if delivery of shares is made through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Depositary must receive all of the following on or before the expiration date at the Depositary’s address on the back page of this document:

•

one of (a) a properly completed and duly executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent’s message as described below in the case of a book-entry transfer, and

•	any other documents required by the Letter of Transmittal.

Delivery of the Letter of Transmittal or any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against such participant.

401(k) Plan. If you are a participant in the 401(k) Plan, you may instruct the trustee of the plan to tender some or all of the shares allocated to your account by following the procedures in the “Letter to Participants in the CharterBank 401(k) Plan with Investments in Shares of Charter Financial Corporation” and returning it to the trustee. This letter will be furnished to you separately. In addition, all documents furnished to stockholders generally in connection with the offer will be made available to participants whose accounts under the 401(k) Plan are credited with shares. Participants in the 401(k) Plan cannot use the Letter of Transmittal to direct the tender of shares allocated to their account but must use the separate instruction letter sent to them.

The 401(k) Plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in the plan elects to tender shares at a price that is lower than the prevailing market price of our common stock at the expiration date, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock as reported on the Nasdaq Global Market on the expiration date. In addition, the 401(k) trustee, as a fiduciary for the 401(k) Plan, has the authority to revoke tender directions or instructions not to tender if it determines that sale of the shares may not meet the standards of the Employee Retirement Income Security Act of 1974, as amended, and to make these decisions on behalf of account holders who do not give instructions.

Delivery of a letter of transmittal by a 401(k) Plan participant does not constitute proper tender of his or her 401(k) Plan shares. Proper tender can only be made by the trustee, who is the record owner of the shares held in the 401(k) Plan. Please note that instruction letters must be submitted to the trustee at least three business days before the expiration date. We have been advised that if the trustee has not received a participant’s instructions at least three business days before the expiration date, the trustee will not tender any shares held on behalf of the participant in the 401(k) Plan.

The proceeds received from any tender of shares from a participant’s 401(k) Plan account will be reinvested pro rata in accordance with the participant’s current investment directions for new contributions to the plan. However, if the participant’s current investment directions for new contributions provide that some or all of the contributions are to be invested in our common stock, then that portion of the tender proceeds will be invested in a money market fund. Once the tender proceeds have been credited to the participant’s 401(k) Plan account, the participant may reallocate his or her investments among the various investment funds under the 401(k) Plan in the usual manner. Participants in the 401(k) Plan are urged to read their separate instruction letter and related materials carefully.

Employee Stock Ownership Plan. If you are a participant in the Employee Stock Ownership Plan of Charter Financial Corporation (“ESOP”), you may instruct the trustee of the plan to tender some or all of the shares allocated to your account by following the procedures in the “Letter to Participants in the Employee Stock Ownership Plan of Charter Financial Corporation” and returning it to the trustee. This letter will be furnished to you separately. In addition, all documents furnished to stockholders generally in connection with the offer will be made available to participants in the ESOP. Participants in the ESOP cannot use the Letter of Transmittal to direct the tender of shares allocated to their account but must use the separate instruction letter sent to them.

The ESOP is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in the plan elects to tender shares at a price that is lower than the prevailing market price of our common stock at the expiration date, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock as reported on The Nasdaq Global Market on the expiration date. In addition, the ESOP trustee, as a fiduciary for the ESOP, has the authority to revoke tender directions or instructions not to tender if it determines that sale of the shares may not meet the standards of the Employee Retirement Income Security Act of 1974, as amended, and to make these decisions on behalf of account holders who do not give instructions.

Delivery of a letter of transmittal by a ESOP participant does not constitute proper tender of his or her ESOP shares. Proper tender can only be made by the trustee, who is the record owner of the shares held in the ESOP. Please note that instruction letters must be submitted to the trustee at least three business days before the expiration date. We have been advised that if the trustee has not received a participant’s instructions at least three business days before the expiration date, the trustee will not tender any shares held on behalf of the participant in the ESOP.

The proceeds received from any tender of shares from a participant’s ESOP account will be reinvested in either money market funds or additional shares of Charter Financial Corporation in the discretion of the ESOP trustee to be made in accordance with the trustee’s fiduciary duties. Participants in the ESOP are urged to read their separate instruction letter and related materials carefully.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid for the shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer and any defect or irregularity in the tender of any particular shares or with respect to any particular stockholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. None of the Depositary, the Information Agent, the Dealer Manager, Charter Financial or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

•	you have a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

•	the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, acting alone or in concert with others, directly or indirectly, to tender shares for that person’s own account unless, at the expiration date, the person so tendering:

•	has a “net long position” equal to or greater than the amount of shares tendered either in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares, and

•	delivers or causes to be delivered the shares within the period specified pursuant to the offer, or

•

in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquires the shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of the offer, delivers or causes to be delivered such shares within the period specified by the offer.

Rule 14e-4 provides a similar restriction applicable to the tender on behalf of another person.

Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between you and us upon the terms and conditions of the offer described in this and related documents.

Return of Unpurchased Shares. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility. In each case, shares will be returned or credited without expense to the stockholder.

Lost or Destroyed Certificates. If any certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact the Depositary at 800-937-5449 (toll free) for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond will be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact the Depositary immediately in order to receive further instructions and to permit timely processing of this documentation.

Stock Option Plans. We are not offering, as part of the offer, to purchase any options outstanding under our stock option plans and we will not accept tenders of options. Holders of outstanding options who wish to participate in the offer must exercise their options and purchase shares of our common stock and then tender the shares pursuant to the offer, provided that, the exercise of those options and the tender of shares is in accordance with the terms of the applicable option documents. In no event are any options to be delivered to the Depositary in connection with a tender of shares hereunder. An exercise of an option cannot be revoked even if shares received upon the exercise and tendered in the offer are not purchased in the offer for any reason.

Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 28% of the gross payments payable pursuant to the offer, each stockholder who is a U.S. Holder (as defined below) and who does not otherwise establish an exemption from backup withholding must notify the Depositary of the stockholder’s correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the Letter of Transmittal. A stockholder that is not a U.S. Holder (a “Non-U.S. Holder”) should generally complete and sign an appropriate Form W-8 in order to avoid backup withholding; however, if the Non-U.S. Holder is neither an individual nor a corporation, in order to prevent backup federal income tax withholding, the Non-U.S. Holder may also be required to provide an appropriate Form W-8 or a Form W-9 with respect to its partners, members, beneficiaries or owners and their beneficial owners. As more fully described below, in the case of a Non-U.S. Holder, even if such stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold 30% of the gross payments made pursuant to the offer unless a reduced rate of withholding or an exemption from withholding is applicable.

The Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder unless the Depositary and we determine that (a) a reduced rate of withholding is available pursuant to a tax treaty or (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a “U.S. Holder” is any stockholder that is:

•	a citizen or resident of the United States,

•	a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof,

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of the income, or

•

a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Holder must deliver to the Depositary before any payment is made to the stockholder a properly completed and executed IRS Form W-8BEN with respect to the Non-U.S. Holder and, in the case of a Non-U.S. Holder that is neither an individual nor a corporation, the Non-U.S. Holder may be required to deliver both a Form W-8IMY and an appropriate Form W-8BEN or W-9 with respect to partners, members, beneficiaries or owners (and their beneficial owners) of the Non-U.S. Holder. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary before any payment is made to the stockholder a properly completed and executed IRS Form W-8ECI. We and the Depositary will determine a stockholder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 17 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

For a discussion of certain United States federal income tax consequences generally applicable to tendering stockholders, see Section 17.

SECTION 8. WITHDRAWAL RIGHTS.

Shares tendered pursuant to the offer may be withdrawn at any time before the expiration date. Thereafter, tenders of shares are irrevocable, except that they may be withdrawn any time after January 20, 2007 unless previously accepted for payment by us as provided in this Offer to Purchase.

To effectively withdraw shares, the Depositary must timely receive a written or facsimile notice of withdrawal at its address set forth on the back cover page of this document. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for the shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of those certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution).

If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 7, the notice of withdrawal must specify the name and the number of the account at the Book-Entry

Transfer Facility to be credited with the withdrawn shares and otherwise comply with such facility’s procedures.

We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. None of the Depositary, the Information Agent, the Dealer Manager, Charter Financial or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of the offer unless the withdrawn shares are properly re-tendered before the expiration date by following any of the procedures described in Section 7.

Participants in the 401(k) Plan who wish to withdraw their shares must follow the instructions found in the “Letter to Participants in the CharterBank 401(k) Plan With Investments in Shares of Charter Financial Common Stock,” which has been sent separately to participants in the 401(k) Plan. Participants in the ESOP who wish to withdraw their shares must follow the instructions found in the “Letter to Participants in the Employee Stock Ownership Plan of Charter Financial Corporation,” which has been sent separately to participants in the ESOP.

If we extend the offer, or if we are delayed in our purchase of shares or are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights pursuant to the offer, the Depositary may, subject to applicable law, retain on our behalf all tendered shares, and those shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 8.

SECTION 9. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

Upon the terms and subject to the conditions of the offer, promptly following the expiration date, or any extension thereof, we will:

•

determine the purchase price that we will pay for shares properly tendered and not properly withdrawn pursuant to the offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and

•	accept for payment and pay for, and thereby purchase, shares properly tendered at or below the selected purchase price and not properly withdrawn.

For purposes of the offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the small lot and proration provisions of the offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of shares for payment pursuant to the offer.

Upon the terms and subject to the conditions of the offer, promptly after the expiration date, we will purchase and pay a single per share purchase price for shares accepted for payment pursuant to the offer. In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after compliance with the procedures described in Section 7.

We will pay for the shares purchased pursuant to the offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as the agent for the tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any such proration until approximately seven business days after the expiration date.

Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, promptly after the expiration date or termination of the offer without expense to the tendering stockholders.

Under no circumstances will we pay interest on the purchase price. In addition, if specified events occur, we may not be obligated to purchase any shares pursuant to the offer. See Section 10.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the offer. If, however,

•

payment of the purchase price is to be made to, or, in the circumstances permitted by the offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder, or

•	if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required backup federal income tax withholding of 30% of the gross proceeds paid to that stockholder or other payee pursuant to the offer. See Sections 7 and 17. Also see Sections 7 and 17 regarding federal income tax consequences for foreign stockholders.

SECTION 10. CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the offer, and subject to any applicable rules and regulations of the SEC, including Rule 13e-4(f) under the Exchange Act (relating to a purchaser’s obligation to pay for or return tendered shares promptly after termination or withdrawal of an Offer to Purchase), we will not be required to accept for payment or purchase or pay for any shares tendered, and we may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered, if, at any time on or after November 21, 2006 and prior to the time of acceptance for payment for any shares, any of the following events occur, or are determined by us to have occurred, that, in our reasonable judgment and regardless of the circumstances giving rise to the event, including any action or omission to act by us, makes it inadvisable to proceed with the offer or with acceptance for payment or payment for the shares pursuant to the offer:

(1) there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which directly or indirectly:

(a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the offer or the acquisition of shares pursuant to the offer, or is otherwise related in any manner to, or otherwise affects, the offer; or

(b) could, in our reasonable judgment, materially affect our business, condition (financial or other), income, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the offer’s contemplated benefits to us;

(2) there shall have been any action threatened, pending or taken, or any approval withheld, or any statute, rule or regulation threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above;

(3) the declaration of a banking moratorium or any suspension of payments with respect to banks in the United States (whether or not mandatory);

(4) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(5) the commencement or escalation of a war, armed hostilities, terrorist activity or any other national or international crisis directly or indirectly involving the United States;

(6) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might materially affect the extension of credit by banks or other lending institutions in the United States;

(7) a 15% or more decrease in the market price of our shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our business, condition (financial or otherwise), income, operations or prospects or on the trading in our shares;

(8) in the case of any of the foregoing existing at the time of the announcement of the offer, a material acceleration or worsening thereof;

(9) any decline in the Nasdaq Global Market Composite Index, the Standard & Poor’s Index of 500 Industrial Companies or the SNL Thrift Index by a material amount (including, without limitation, an amount in excess of 10%) measured from the close of business on November 17, 2006;

(10) any decline in the price of Freddie Mac common stock by a material amount (including, without limitation, an amount in excess of 10%) measured from the close of business on November 17, 2006;

(11) any change or event occurs, is discovered, or is threatened with regard to our business, condition (financial or otherwise), income, operations, or prospects or in ownership of our shares, which in our reasonable judgment is or may be material to us;

(12) a tender or exchange offer with respect to some or all of our outstanding shares, other than the offer, or a merger or acquisition proposal for us or by us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity or group who has filed a Schedule

13D or Schedule 13G with the SEC with respect to our common stock on or before November 17, 2006), or any new group is formed that beneficially owns more than 5% of our outstanding shares;

(13) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC with respect to our common stock on or before November 17, 2006 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding shares; or

(14) any person or group shall have made a public announcement reflecting an intent to acquire us or any of our assets or securities other than in connection with a transaction authorized by our Board of Directors.

These conditions are for our sole benefit and may be asserted by us or waived by us in whole or in part, at any time and from time to time on or prior to the expiration date of the offer, in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the expiration of the offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties. The Exchange Act requires that all conditions to the offer be satisfied or waived before the expiration date.

SECTION 11. PRICE RANGE OF SHARES; DIVIDENDS.

Our common stock is traded on the Nasdaq Global Market under the symbol “CHFN.” The following table sets forth the high and low closing prices per share, as reported on the Nasdaq Global Market, for the periods indicated, and dividends paid during such periods:

Year	Quarter Ending	High	Low	Dividends Paid
2004	March 31	$41.00	$36.75	$0.40	*
	June 30	$39.89	$31.36	$0.25
	September 30	$36.80	$31.17	$0.25
	December 31	$44.15	$33.55	$0.25

2005	March 31	$44.02	$31.01	$2.25	**
	June 30	$36.98	$30.60	$0.35
	September 30	$36.96	$33.01	$0.35
	December 31	$39.65	$32.68	$0.35

2006	March 31	$38.74	$35.00	$0.80	***
	June 30	$40.05	$35.74	$0.45
	September 30	$40.30	$34.79	$2.20	****

*	Includes a special cash dividend of $0.20 paid on March 23, 2004.
**	Includes a special dividend of $2.00 paid on February 1, 2005.
***	Includes a special dividend of $0.35 paid on February 1, 2006.
****	Includes a special dividend of $1.75 paid on September 26, 2006.

On November 16, 2006, the closing price per share of our common stock, as reported on the Nasdaq Global Market, was $52.94. You are urged to obtain current market quotations for the common stock before you tender your shares.

SECTION 12. INTEREST OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

As of November 14, 2006, there were 19,838,616 shares of our common stock issued and outstanding, 84,300 shares issuable upon exercise of outstanding options, and no shares held in treasury. First Charter, MHC owns 15,857,924, or approximately 80% of our outstanding common stock. The 1,000,000 shares of common stock that we are offering to purchase pursuant to the offer represents approximately 5.0% of our shares stock outstanding on November 14, 2006 (approximately 5.0% assuming exercise of all outstanding options). As of November 14, 2006, our directors and executive officers as a group (10 persons) beneficially owned an aggregate of 507,600 shares (including 65,700 shares issuable to those persons upon exercise of options exercisable within 60 days of that date), which constituted approximately 2.6% of our outstanding shares on that date, assuming the exercise by such persons of their options exercisable within 60 days of such date.

Our directors and executive officers are entitled to participate in the offer on the same basis as all other stockholders. We anticipate that certain of our directors or executive officers will participate in the offering by tendering 28,000 shares. These directors and executive officers have advised us that they are tendering shares to obtain some liquidity or for tax planning or asset diversification purposes. As discussed in Section 2, the proposal of the issuer tender offer was discussed with our Board of Directors, a majority of whom are non-employee directors, at our Board meetings. The issuer tender offer was proposed as means of assisting Charter Financial to deregister, not for the benefit of individual directors or members of management. To this end, the Board considered several factors, including the written opinion of RP Financial in its evaluation of the fairness of the offer. The Board deliberated the merits of the proposed transaction. Other than our President and Chief Executive Officer and the Chairman of the Board of Directors, who are also directors, management did not vote on the proposed offer.

Accordingly, while the percentage of shares beneficially owned by management will increase as a result of the offer, the primary benefit to management following the completion of the offer and the deregistration of our common stock is the elimination of the substantial time and costs attendant to maintaining our status as an Exchange Act reporting company. This, in turn, will benefit the continuing stockholders by providing management with increased time and resources to further increase our profitability and decrease our expenses.

Assuming we purchase 1,000,000 shares pursuant to the offer, the percentage of shares beneficially owned by executive officers and directors, would be approximately 2.7% of the outstanding shares immediately after the offer, including shares issuable upon the exercise of options held by executive officers and directors, and our ESOP. Of this amount, the five executive officers of Charter Financial will hold approximately 2.2% in the aggregate following the offer. Assuming we purchase 1,000,000 shares pursuant to the offer, the percentage of shares beneficially owned by First Charter, MHC would be approximately 83.9% of the outstanding shares.

The following table contains common stock ownership information for persons known to Charter Financial Corporation to “beneficially own” 5% or more of Charter Financial Corporation’s common stock as of November 14, 2006. Charter Financial Corporation obtained the information provided in the following table from filings with the SEC and from its own records.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Common Stock	First Charter, MHC 600 Third Avenue West Point, Georgia 31833	15,857,924	80%

Security Ownership of Management. The following table shows the number of shares of Charter Financial Corporation’s common stock beneficially owned by each director, and all directors and executive officers of Charter Financial Corporation as a group, as of November 14, 2006. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name. “Voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose of or direct the disposition of shares.

Name	Position with Charter Financial	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding(2)
David Z. Cauble, III	Director	21,550	(3)	*
Jane W. Darden	Director	30,150	(4)	*
William B. Hudson	Director	20,150	(5)	*
John W. Johnson, Jr.	Chairman of the Board and Director	148,069	(6)	*
Robert L. Johnson	President, Chief Executive Officer, and Director	129,135	(7)	*
Thomas M. Lane	Director	19,450	(8)	*
David L. Strobel	Director	3,400	(9)	*
Lee Washam	Executive Vice President-CharterBank	52,783	(10)	*
Curtis R. Kollar	Chief Financial Officer	63,419	(11)	*
William C. Gladden	Sr. Vice President and Secretary	18,901	(12)	*
ESOP		328,881	(13)	1.7%
All Executive Officers and Directors as a Group (10 Persons excluding ESOP)		507,007		2.6%

*	Less than one percent of the total outstanding shares of common stock.
(1)

In general, beneficial ownership includes those shares that a person has the power to vote, sell or otherwise dispose of, including that number of shares which an individual has the right to acquire within 60 days (such as stock options). Two or more persons may be considered the beneficial owner of the same shares. Each recipient of an award of RRP shares has no voting power and limited investment power in certain circumstances with respect to the unvested common stock covered by the award.

(2)	Based on a total of 19,838,616 shares of Charter Financial Corporation’s common stock outstanding as of November 14, 2006.
(3)

Mr. Cauble’s ownership includes 1,000 shares jointly held in connection with Mr. Cauble’s son, 400 for which Mr. Cauble is custodian, 1,550 unvested RRP shares and 4,800 shares of vested unexercised options.

(4)

Ms. Darden’s ownership includes 5,000 shares held directly by Ms. Darden’s spouse, 5,000 shares for which Ms. Darden is a trustee, 1,550 unvested RRP shares and 4,800 shares of vested unexercised options.

(5)	Mr. Hudson’s ownership includes 1,550 unvested RRP shares and 4,800 shares of vested unexercised options.
(6)	Mr. J. W. Johnson’s ownership includes 50,000 shares held in his Individual Retirement Account, 3,275 shares in the ESOP, 39,078 unvested RRP shares and 24,000 shares of vested unexercised options.
(7)

Mr. R. L. Johnson’s ownership includes 7,500 shares held in Mr. Johnson’s Individual Retirement Account, 7,863 shares held by Mr. Johnson’s 401(k) account, 2,500 shares held in his spouse’s Individual Retirement Account, 1,600 shares for which Mr. Johnson is custodian, 3,964 shares in the ESOP, 39,078 unvested RRP shares and 12,000 shares of vested unexercised options.

(8)	Mr. Lane’s ownership includes 9,300 shares held jointly with his spouse, 1,550 unvested RRP shares and 4,800 shares of vested unexercised options.
(9)	Mr. Strobel’s ownership includes 1,600 unvested RRP shares.
(10)

Mr. Washam’s ownership includes 10,500 shares held in his Individual Retirement Account, 573 shares in his 401(k), 3,710 shares in the ESOP, 7,500 unvested RRP shares and 3,500 shares of vested unexercised options.

(11)

Mr. Kollar’s ownership includes 15,211 shares held in his 401(k), 7,200 shares in his Individual Retirement Accounts, 3,283 shares in the ESOP, 23,000 shares held jointly with his spouse, 5,000 unvested RRP shares and 3,000 shares of vested unexercised options.

(12)

Mr. Gladden’s ownership includes 2,500 shares held jointly with his spouse, 2,500 shares held in his Individual Retirement Accounts, 2,501 shares in his ESOP, 2,200 unvested RRP shares and 4,000 shares of vested, unexercised options.

(13)

The figures shown for each of the executive officers named in the table do not include 116,687 shares held in trust pursuant to the ESOP that have not been allocated as of November 14, 2006 to any individual’s account and as to which each of the executive officers named in the table share voting powers with the other ESOP participants. The figure shown for the ESOP includes 116,687 shares as to which members of CharterBank’s Compensation Committee may be deemed to have sole investment power, except in limited circumstances, thereby causing each such member to be deemed a beneficial owner of such shares. Each of the members of the Compensation Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Compensation Committee individually.

Robert L. Johnson, our President and Chief Executive Officer gifted 625 shares of common stock on October 2, 2006. With the exception of that transaction, based upon our records and upon information provided to us by our directors, executive officers and subsidiaries, neither we, nor any of our subsidiaries or affiliates, nor, to the best of our knowledge, any of our directors or executive officers or their affiliates, or the Charter Bank 401(k) Plan has effected any transactions in our shares on the date of this document or during the 60 days prior to the date of this document.

In addition, there have been customary and ongoing purchases of shares through the ESOP. We expect that the ESOP will, in accordance with its terms, elections in effect and present patterns of contribution, continue to purchase shares prior to the expiration of the offer for the reinvestment of dividends.

Except as otherwise described herein, neither we nor, to the best or our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Except as described in this document, we currently have no plans or proposals that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	a purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets that would be material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, indebtedness or capitalization;

•	any change in our present Board of Directors or management;

•	any other material change in our corporate structure or business;

•

the acquisition by any person from us of additional securities of ours or the disposition of our securities, except for possible exercises, cashless or otherwise, of outstanding options to purchase shares in the ordinary course by our executive officers and directors; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Charter Financial by any person.

Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing stockholder value and we may undertake or plan actions that relate to or could result in one or more of these events.

SECTION 13. SOURCE AND AMOUNT OF FUNDS.

Assuming that we purchase 1,000,000 shares pursuant to the offer at a purchase price of $52.00 per share, we expect the maximum aggregate cost, including all fees and expenses applicable to the offer, to be approximately $52,325,000. We expect to fund the purchase of shares pursuant to the offer and the payment of related fees and expenses with the proceeds from the sale of a portion of our Freddie Mac common stock. At November 16, 2006, Charter Financial owned 4,402,500 shares of Freddie Mac common stock of which 1,847,500 shares are owned directly by Charter Financial and the remaining 2,555,000 shares are owned by CharterBank. Charter Financial’s 1,847,500 shares of Freddie Mac common stock had a market value of $126.7 million at November 16, 2006. CharterBank’s Freddie Mac common stock holdings are not available as a source of funds for this offer.

SECTION 14. CERTAIN INFORMATION CONCERNING US.

General. Charter Financial is a federal corporation organized in 2001 for the purpose of holding all of the capital stock of CharterBank and facilitating its conversion and reorganization, which was completed on October 16, 2001. At September 30, 2006, we had had consolidated total assets of $1.1 billion and total stockholders’ equity of $267.7 million. Charter Financial is a unitary thrift holding company subject to regulation by the Office of Thrift Supervision and the SEC.

Charter Financial Corporation is the parent company of CharterBank, a full-service community bank. CharterBank was founded in 1954. Charter Financial Corporation and CharterBank are headquartered in West Point, Georgia. CharterBank operates nine conveniently located full-service branches in LaGrange and West Point, Georgia and in Auburn, Opelika and Valley, Alabama. CharterBank also has mortgage loan production offices in Newnan and St. Mary’s, Georgia and Phenix City, Alabama. Charter Financial Corporation and its subsidiary CharterBank, are in a mutual holding company structure with the mutual holding company, First Charter, MHC owning approximately 80% of the stock of Charter Financial Corporation. The remaining 20% of the stock of Charter Financial Corporation was purchased in the initial offering in 2001 and is publicly traded on the Nasdaq Global Market under the symbol “CHFN.”

Our executive offices are located at 1233 O.G. Skinner Drive, West Point, Georgia 31833. Our telephone number is (706) 645-1391. Our principal business, which is conducted through CharterBank, is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in single-family residential mortgage loans, real estate construction loans, commercial real estate loans, home equity loans and lines of credit and multi-family residential mortgage loans. We maintain a significant portfolio of mortgage-backed securities and also invest in U.S. Government, federal agency and corporate debt securities and other marketable securities. Our revenues are derived principally from interest on our loan and mortgage-backed securities portfolios and interest and dividends on our investment securities. Our primary sources of funds are deposits, proceeds from principal and interest payments on loans and mortgage-backed securities; sales of loans, mortgage-backed and investment securities available for sale; maturities of investment securities and short-term investments; and, advances from the Federal Home Loan Bank of Atlanta, reverse repurchase agreements and other borrowed funds. As of September 30, 2006 on a consolidated basis, Charter Financial Corporation owns approximately 4.4 million shares of Freddie Mac stock that has a market value of $294.4 million, and is the primary component of our Accumulated Other Comprehensive Income of $172.5 million.

Our audited financial statements for the fiscal years ended September 30, 2004 and 2005 are incorporated herein by reference to our Form 10-K for the year ended September 30, 2005 filed with the SEC on December 14, 2005. Our unaudited financial statements for the nine months ended June 30, 2005 and 2006 are incorporated herein by reference to our Form 10-Q for the quarter ended June 30, 2006 filed with the SEC on August 8, 2006. In addition, our unaudited financial statements for the years ended September 30, 2005 and 2006 are incorporated herein by reference to our Current Report on Form 8-K filed with the SEC on November 13, 2006 by which we filed our earnings press release for the fiscal year ended September 30, 2006.

Summary Historical and Pro Forma Condensed Consolidated Financial Data. The following unaudited summary historical and pro forma condensed consolidated financial data has been derived from our audited financial statements for the years ended September 30, 2004 and 2005, and from our unaudited financial statements for the nine months ended June 30, 2005 and 2006 and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the nine months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 2006. Summary information should be read in conjunction with the consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 our Annual Report on Form 10-K for the year ended September 30, 2005. Copies of these reports may be obtained as described in this document. The pro forma financial data gives effect to the offer and have been derived from the unaudited pro forma financial data included in this document.

	At and for the nine months ended June 30,		June 2006 Pro Forma	At and for the year ended September 30,		September 2005 Pro Forma
(In thousands, except share information and ratios)	2006	2005		2005	2004
Selected Financial Data:
Total assets	$1,105,187	$1,081,518	$1,018,202	$1,050,570	$1,068,201	$963,269
Loans receivable, net [1]	384,974	338,201	384,974	356,808	316,151	356,808
Investment and mortgage securities available for sale [2]	357,812	389,837	357,812	376,173	400,513	376,173
Freddie Mac common stock and other equity securities	252,982	295,981	165,997	254,776	300,430	167,475
Retail deposits	322,093	237,799	322,093	250,391	245,464	250,391
Total deposits	396,406	291,773	396,406	320,129	279,575	320,129
Deferred income taxes	90,026	109,641	55,366	93,271	111,603	58,295
Total borrowings	361,660	395,817	361,660	382,336	392,789	382,336
Total retained earnings	68,542	62,204	120,867	63,790	63,626	116,115
Accumulated other comprehensive income [3]	144,244	177,238	91,919	149,405	180,359	97,080
Total equity	243,655	268,768	191,331	243,230	272,500	190,905
Allowance for loan losses	6,076	6,348	6,076	6,160	6,623	6,160
Non-performing assets	4,020	6,075	4,020	5,195	6,318	5,195
Selected Operating Data:
Interest and dividend income	39,799	33,159	37,334	$44,689	$38,813	$42,602
Interest expense	20,196	15,951	20,196	21,782	17,068	21,781

Net interest income	19,604	17,209	17,138	22,907	21,745	20,281

Provision for loan losses	—	—	—	75	30	75

Net interest and dividend income after provision for loan losses	19,604	17,209	17,138	22,832	21,715	20,746

Total non-interest income	9,443	8,095	9,443	10,966	6,508	10,965
Total non-interest expense	15,213	13,666	15,212	18,269	17,156	18,269

Income before provision for income taxes	13,834	11,638	11,369	15,529	11,067	13,442

Income tax expense	3,398	3,042	2,732	4,116	2,850	3,552

Net income	$10,436	$8,596	$8,637	$11,413	$28,217	$9,890
Income from continuing operations	$10,436	$8,596	$8,637	$11,413	$28,217	$9,890

Basic earnings per share	$0.54	$0.44	$0.47	$0.58	$0.42	$0.53
Fully diluted earnings per share	$0.54	$0.44	$0.47	$0.58	$0.42	$0.53
Earnings per share from continuing operations (basic)	$0.54	$0.44	$0.47	$0.58	$0.42	$0.53

Earnings per share from continuing operations (fully diluted)	$0.54	$0.44	$0.47	$0.58	$0.42	$0.53

Dividends declared per share	$1.60	$2.85	$1.60	$3.20	$1.10	$3.20

	At and for the nine months ended June 30,		June 2006 Pro Forma	At and for the year ended September 30,		September 2005 Pro Forma
	2006	2005		2005	2004
Selected Financial Ratios and Other Data [4]:
Performance:

Return on realized assets [5]	1.26%	1.08%	1.05%	1.44%	1.06%	1.25%
Return on average assets	0.96%	0.79%	0.86%	1.06%	0.79%	1.00%
Comprehensive return on average assets [6]	3.12%	(0.65)%	3.21%	(1.81)%	4.28%	(0.51)%
Return on realized equity[5]	10.76%	9.37%	8.89%	12.37%	9.16%	10.71%
Return on average equity	4.11%	3.22%	4.16%	4.23%	3.23%	4.55%
Comprehensive return on average equity [7]	13.41%	(2.66)%	15.52%	(7.24)%	17.57%	(2.33)%
Average equity to average assets	23.82%	25.04%	20.69%	24.97%	24.35%	21.90%
Net interest margin [8] [9]	2.48%	2.17%	2.37%	2.18%	2.14%	2.16%
Average interest-earning assets to average interest-bearing liabilities	1.53x	1.59x	1.40x	1.59x	1.55x	1.45x
Total noninterest expense to average assets	1.39%	1.26	1.51%	1.69%	1.64%	1.84%
Book value per share	$12.41	$13.71	$10.27	$12.31	$13.80	$10.17
Regulatory Capital Ratios:
Core capital	8.77%	9.86%	8.77%	9.86%	9.46%	9.86%
Risk-based capital	25.28%	28.48%	25.28%	27.62%	28.37%	27.62%

1	Loans are shown net of deferred loan (fees) costs and allowance for loan losses and exclude loans held for sale.
2	Includes all CharterBank investment and mortgage securities available for sale excluding Freddie Mac common stock.
3

Consists of unrealized holding gains and losses on Freddie Mac common stock, investments, mortgage-backed securities and collateralized obligations classified as available for sale, net of income taxes.

4	Asset quality ratios and regulatory capital ratios are end of period ratios.
5	Realized assets and equity exclude unrealized gains on available for sale securities.
6

Comprehensive return on average assets represents comprehensive income divided by average assets. We believe that this information is relevant because, in contract to other financial institutions, a vast majority of Charter Financial’s comprehensive income is in the form of other comprehensive income instead of net income due to Charter Financial’s significant investment in Freddie Mac common stock.

7

Comprehensive return on average equity represents comprehensive income divided by average equity. We believe that this information is relevant because, in contrast to other financial institutions, a vast majority of Charter Financial’s comprehensive income is in the form of other comprehensive income instead of net income due to Charter Financial’s significant investment in Freddie Mac common stock.

8	The net interest spread and net interest margin are significantly impacted by the large balances of Freddie Mac common stock and the low dividend yield on that stock.
9	Net interest margin represents net interest income including dividend income from Freddie Mac common stock as a percentage of average interest-earning assets including Freddie Mac common stock.

Unaudited Pro Forma Condensed Consolidated Financial Data. The following unaudited pro forma consolidated financial data gives effect to the purchase of shares pursuant to the offer, and the payment of related taxes, fees and expenses, based on the assumptions described below. The unaudited pro forma adjustments are based upon available information and contain assumptions that we believe are reasonable. The pro forma income statement data and balance sheet data are not necessarily indicative of the financial position or results of operations that would have been obtained had the offer been completed as of the dates indicated or that may be attained in the future. The pro forma information has been adjusted to reflect the proposed sale of Freddie Mac stock and the purchase of one million shares in the offer. The income statement and balance sheet give effect to the sale of Freddie Mac common stock and purchase of shares of Charter Financial as of the beginning of each period presented. Proceeds from the sale of Freddie Mac common stock are based on the price at the end of each period and the purchase of shares of Charter Financial common stock is based on the maximum price in the range. Effect has been given to the costs to be incurred in connection with the offer which are estimated to be $325,000. Such costs will be included as part of the cost of the shares repurchased.

Unaudited Pro Forma Consolidated Balance Sheet

At June 30, 2006

(Dollars in Thousands)

	Historical	Pro Forma Adjustment	Pro Forma
Assets
Cash and amounts due from depositary institutions	$23,486		$23,486
Interest-bearing deposits in other financial institutions	26,365		26,365

Cash and cash equivalents	49,851		49,851

Loans held for sale, market value of $1,499 at June 30, 2006	1,483		1,483
Freddie Mac common stock available for sale	252,982	(86,985)	165,997
Mortgage-backed securities and collateralized mortgage obligations available for sale	320,102		320,102
Other investment securities available for sale	37,710		37,710
Federal Home Loan Bank stock	16,364		16,364
Loans receivable	391,942		391,942
Unamortized loan origination fees, net	(892)		(892)
Allowance for loan losses	(6,076)		(6,076)

Loans receivable, net	384,974		384,974

Real estate owned	808		808
Accrued interest and dividends receivable	3,747		3,747
Premises and equipment, net	17,043		17,043
Intangible assets, net of amortization	5,638		5,638
Cash surrender value of life insurance	12,143		12,143
Other assets	2,342		2,342

Total assets	$1,105,187	(86,985)	$1,018,202

Liabilities And Stockholders’ Equity Liabilities
Deposits	$396,406		$396,406
FHLB advances and other borrowings	361,660		361,660
Advance payments by borrowers for taxes and insurance	1,197		1,197
Deferred income taxes	90,026	(34,660)	55,366
Other liabilities	12,242		12,242

Total liabilities	861,531	(34,660)	826,871

Stockholders’ Equity
Common stock, $.01 par value, 19,833,705 shares issued at June 30, 2006; 19,632,372 shares outstanding at June 30, 2006	198	(10)	188
Additional paid-in capital	39,055		39,055
Treasury stock, at cost; 201,333 shares at June 30, 2006	(6,261)	(52,315)	(58,576)
Unearned compensation – ESOP	(2,122)		(2,122)
Retained earnings	68,542	52,325	120,867
Accumulated other comprehensive income:
Net unrealized holding gains on securities available for sale, net of tax	144,244	(52,325)	91,919

Total stockholders’ equity	243,656	(52,325)	191,331

Total liabilities and stockholders’ equity	$1,105,187	(86,985)	$1,018,202

Unaudited Pro Forma Consolidated Balance Sheet

At September 30, 2005

(Dollars in Thousands)

	Historical	Pro Forma Adjustment	Pro Forma
Assets
Cash and amounts due from depositary institutions	$12,295		$12,295
Interest-bearing deposits in other financial institutions	8,569		8,569

Cash and cash equivalents	20,864		20,864

Loans held for sale, market value of $1,248 at September 30, 2005	1,234		1,234
Freddie Mac common stock	254,776	(87,301)	167,475
Mortgage-backed securities and collateralized mortgage obligations available for sale	358,461		358,461
Other investment securities available for sale	17,712		17,712
Federal Home Loan Bank stock	14,869		14,869
Loans receivable	363,899		363,899
Unamortized loan origination fees, net	(931)		(931)
Allowance for loan losses	(6,160)		(6,160)

Loans receivable, net	$356,808		$356,808

Real estate owned	1,120		1,120
Accrued interest and dividends receivable	3,223		3,223
Premises and equipment, net	13,969		13,969
Intangible assets, net of amortization	5,765		5,765
Other assets	1,769		1,769

Total assets	$1,050,570	(87,301)	$963,269

Liabilities And Stockholders’ Equity
Liabilities
Deposits	$320,129		$320,129
Borrowings	382,336		382,336
Advance payments by borrowers for taxes and insurance	1,314		1,314
Deferred income taxes	93,271	(34,976)	58,295
Other liabilities	10,290		10,290

Total liabilities	807,340	(34,976)	772,364

Stockholders’ Equity
Common stock, $.01 par value, 19,830,705 shares issued at September 30, 2005; 19,629,372 shares outstanding at September 30, 2005	198	(10)	188
Additional paid-in capital	38,385		38,385
Treasury stock, at cost; 201,333 shares at September 30, 2005	(6,261)	(52,315)	(58,576)
Unearned compensation – ESOP	(2,287)		(2,287)
Retained earnings	63,790	52,325	116,115
Accumulated other comprehensive income:
Net unrealized holding gains on securities available for sale, net of tax	149,405	(52,325)	97,080
Total stockholders’ equity	243,230	(52,325)	190,905

Commitments and contingencies:
Total liabilities and stockholders’ equity	$1,050,570	(87,301)	$963,269

Unaudited Pro Forma Condensed Consolidated Statement of Income

for the Nine Months Ended June 30, 2006

(in thousands, except per share amounts and ratios)

	Historical	Pro Forma Adjustments	Pro Forma
Interest Income:
Loans receivable	$19,427		$19,427
Mortgage-backed securities and collateralized mortgage obligations	12,218	(2,465)	9,753
Equity securities	6,912		6,912
Debt securities	893		893
Interest-bearing deposits in other financial Institutions	349		349

Total interest income	39,799	(2,465)	37,334

Interest Expense:
Deposits	8,308		8,308
Borrowings	11,888		11,888

Total interest expense	20,196		20,196

Net interest income	19,603	(2,465)	17,138
Provision for loan losses	—		—

Net interest income after provision for loan losses	19,603	(2,465)	17,138

Non-Interest Income:
Gain on sale of loans and related fees	509		509
Service charges on deposit accounts	2,698		2,698
Gain on sale of Freddie Mac common stock	4,769		4,769
Gain on sale of mortgage-backed securities, collateralized mortgage obligations, and other investments	—		—
Loan servicing fees	196		196
Brokerage commissions	411		411
Net gain on operation of covered call program	538		538
Bank owned life insurance	143		143
Other	179		179

Total non-interest income	9,443		9,443

Non-Interest expense:
Salaries and employee benefits	8,625		8,625
Occupancy	2,544		2,544
Legal and professional	1,029		1,029
Marketing	687		687
Furniture and equipment	489		489
Postage, office supplies, and printing	401		401
Federal insurance premiums and other regulatory fees	180		180
Net cost of operations of real estate owned	87		87
Deposit premium amortization expense	127		127
Other	1,043		1,043

Total noninterest expense	15,212		15,212

Income before income taxes	13,834	(2,465)	11,369
Income tax expense	3,398	(666)	2,732

Net income	$10,436	(1,799)	$8,637

Basic net income per share	$0.54	(0.07)	$0.47
Diluted net income per share	$0.54	(0.07)	$0.47
Weighted average number of common shares outstanding	19,406,886	(1,000,000)	18,406,886
Weighted average number of common and common equivalent shares outstanding	19,534,975	(1,000,000)	18,534,975

Unaudited Pro Forma Condensed Consolidated Statement of Income

for the Year Ended September 30, 2005

(in thousands, except per share amounts and ratios)

	Historical	Pro Forma Adjustments	Pro Forma
Interest Income:
Loans receivable	$20,755		$20,755
Mortgage-backed securities and collateralized mortgage obligations	16,677	(2,087)	14,590
Equity securities	6,751		6,751
Debt securities	401		401
Interest-bearing deposits in other financial institutions	105		105

Total interest income	44,689	(2,087)	42,602

Interest Expense:
Deposits	6,067		6,067
Borrowings	15,714		15,714

Total interest expense	21,781		21,781

Net interest income	22,908	(2,087)	20,281
Provision for loan losses	75		75

Net interest income after provision for loan losses	22,833	(2,087)	20,746

Non-Interest Income:
Gain on sale of loans and related fees	884		884
Service charges on deposit accounts	2,726		2,726
Gain on sale of Freddie Mac common stock	6,085		6,085
Gain on sale of mortgage-backed securities, collateralized mortgage obligations, and other investments	38		38
Loan servicing fees	247		247
Equity in loss of limited partnership	—		—
Write-off of investment	—		— 392
Brokerage commissions	392
Gain on covered calls, net	525		525
Other	68		68

Total non-interest income	10,965		10,965

Non-Interest expense:
Salaries and employee benefits	10,093		10,093
Occupancy	2,800		2,800
Legal and professional	1,500		1,500
Marketing	790		790
Furniture and equipment	749		749
Postage, office supplies, and printing	515		515
Federal insurance premiums and other regulatory fees	230		230
Net cost of operations of real estate owned	33		33
Deposit premium amortization expense	189		189
Other	1,370		1,370

Total noninterest expense	18,269		18,269

Income before income taxes	15,529	(2,087)	13,442
Income tax expense	4,116	(564)	3,552

Net income	11,413	(1,523)	9,890

Basic net income per share	$0.58	(0.05)	$0.53
Diluted net income per share	$0.58	(0.05)	$0.53
Weighted average number of common shares outstanding	19,523,748	(1,000,000)	18,523,748
Weighted average number of common and common equivalent shares outstanding	19,569,097	(1,000,000)	18,569,097

Where You Can Find More Information

We are subject to the informational filing requirements of the Exchange Act and, in accordance with these requirements, are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We have also filed with the SEC a Tender Offer Statement on Schedule TO, which includes additional information with respect to the offer.

The reports, proxy statements and other information we file can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E. Washington D.C. 20549. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

The SEC allows us to “incorporate by reference” information to this Offer to Purchase. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Offer to Purchase, except for any information that is superseded by information that is included directly in this document. This Offer to Purchase incorporates by reference the following documents that we have previously filed with the SEC:

•	Annual Reports on Form 10-K for the fiscal years ended September 30, 2005 and September 30, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended December 31, 2005, March 31, 2006 and June 30, 2006; and

•	Current Reports on Form 8-K, dated February 1, 2006, February 23, 2006, August 30, 2006 and November 13, 2006.

You can obtain copies of any of the documents incorporated by reference in this document through us or from the SEC’s website at the address shown above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Offer to Purchase. You can obtain such documents by writing to us at: Attn: Investor Relations, 1233 O.G. Skinner Drive, West Point, Georgia 31833, or by calling us at: (706) 645-3210. Please be sure to include your complete name and address in your request.

SECTION 15. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

Our purchase of shares in our offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. The shares are currently traded on the Nasdaq Global Market. There can be no assurance that stockholders will be able to find willing buyers for their shares after the offer.

The shares are registered pursuant to Section 12(g) of the Exchange Act, which requires us, among other things, to furnish certain information to our stockholders and the SEC, comply with the

SEC’s proxy rules in connection with meetings of our stockholders and to file periodic reports with the SEC pursuant to Section 13 of the Exchange Act. Depending on the number of stockholders who tender their shares in the offer, we believe that our shares may be eligible for deregistration under the Exchange Act following completion of the offer. If we are eligible, we intend to apply to the SEC to deregister the shares and suspend the requirement to file periodic reports. If, upon completion of the offer, the number of stockholders of record exceeds 300, we may undertake other measures designed to enable us to deregister. Under federal law, these measures may not require approval of our stockholders.

Termination of our reporting duty would substantially reduce the public information available concerning us and would make us ineligible to have quotations for our shares available on the Nasdaq Global Market. Accordingly, following completion of our offer (or other measures, if necessary), we expect our shares of common stock will no longer be quoted on the Nasdaq Global Market and we will no longer file periodic and other reports with the SEC. Thereafter, we anticipate that our common stock may be quoted in the “pink sheets” or on the “Over-The-Counter Bulletin Board,” but we cannot predict whether or when this will occur or the liquidity of the market which will thereafter exist for our common stock. As a result, it may become more difficult for our remaining stockholders to sell their shares.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. However, our shares will not be “margin securities” following the purchase of shares under the offer for purposes of the Federal Reserve Board’s margin rules and regulations if we complete our deregistration under the Exchange Act.

The Home Owners’ Loan Act sets forth thresholds with respect to the ownership of voting shares of a savings and loan holding company of 10% over which the owner of such voting shares may be determined to control such savings and loan holding company. If, as a result of the offer, the ownership interest of any stockholder of ours is increased over these thresholds, such stockholder may be required to reduce its ownership interest in us or file a notice with regulators. Each stockholder whose ownership interest may be so increased is urged to consult the stockholder’s own legal counsel with respect to the consequences to the stockholder of the offer.

SECTION 16. LEGAL MATTERS; REGULATORY APPROVALS.

Except as described in this document, we are not aware of any license or regulatory permit that is material to our business that might be materially and adversely affected by our acquisition of shares as contemplated by the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by us as contemplated by the offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Our obligation pursuant to the offer to accept for payment and pay for shares is subject to conditions. See Section 10.

SECTION 17. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

General. The following discussion describes the material United States federal income tax consequences of tendering shares pursuant to the offer. The consequences to any particular stockholder may differ depending upon that stockholder’s own circumstances and tax position. The discussion deals only with shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not address matters that may be relevant to stockholders in light of their particular circumstances or to certain stockholders subject to special treatment under the Code, such as financial institutions, insurance companies, stockholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, foreign persons (as determined in accordance with Section 7), directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedge or hedging or other integrated transaction. The discussion does not consider the effect of any applicable state, local or foreign tax laws. In addition, this discussion is based upon tax laws in effect on the date of this document, which are subject to change, possibly with retroactive effect. Each stockholder is urged to consult his or her tax advisor as to the particular tax consequences to such stockholder of participating or not participating in the offer, including the applications of state, local and foreign tax laws and possible tax law changes.

United States Tax Treatment of U.S. Holders of Shares.

Characterization of the Sale. The sale of shares pursuant to the offer will be a taxable transaction for United States federal income tax purposes. The United States federal income tax consequences to a stockholder may vary depending on the stockholder’s particular facts and circumstances. Under the stock redemption rules of Section 302 of the Code, a sale by a stockholder to us pursuant to the offer will be treated as a “sale or exchange” of the shares (rather than as a distribution by us with respect to the shares held by the tendering stockholder) if the sale of shares: (a) results in a “complete redemption” of the stockholder’s interest in us, (b) is “substantially disproportionate” with respect to the stockholder or (c) is “not essentially equivalent to a dividend” with respect to the stockholder (each as described below).

Treatment as a Sale or Exchange. If any of the three above tests is satisfied with respect to a stockholder, and the sale is therefore treated as a “sale or exchange” of the shares for United States federal income tax purposes, the tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the offer and the stockholder’s tax basis in the shares sold pursuant to the offer. Any gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if such shares have been held for more than one year. Some individuals are subject to taxation at a reduced rate on their net capital gains.

Treatment as a Dividend. If none of the three above tests is satisfied with respect to a stockholder, the stockholder will be treated as having received a distribution, taxable as a dividend to the extent of the stockholder’s share of our available “earnings and profits” in an amount equal to the amount of cash received by the stockholder pursuant to the offer (without reduction for the tax basis of the shares sold pursuant to the offer). Additionally, no gain or loss will be recognized, and the tendering stockholder’s basis in the shares sold pursuant to the offer will be added to the stockholder’s basis in his remaining shares. Any cash received in excess of earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the stockholder’s basis in all of his shares, and, thereafter, as a capital gain to the extent it exceeds the stockholder’s basis. We anticipate, but there can be no assurance, that the available earnings and profits will be such that all amounts treated as a distribution will be taxed as a dividend.

Application of Section 302 Tests. In determining whether any of the tests under Section 302 of the Code is satisfied, a stockholder must take into account both shares actually owned by such stockholder and any shares considered as owned by such stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under these rules, a stockholder generally will be considered to own shares which the stockholder has the right to acquire by the exercise of an option (which may include an unvested option) or warrant and shares owned (and, in some cases, constructively owned) by some members of the stockholder’s family and by some entities (such as corporations, partnerships, trusts and estates) in which the stockholder, a member of the stockholder’s family or a related entity has an interest. Each stockholder should also be aware that, in the event the offer is over-subscribed, resulting in a proration, less than all the shares tendered by a stockholder will be purchased by us pursuant to the offer. Thus, proration may affect whether a sale by a stockholder pursuant to the offer will satisfy any of the Section 302 tests.

Complete Redemption. A sale of shares pursuant to the offer will result in a “complete redemption” of a stockholder’s interest in us if, pursuant to the offer, either (i) we purchase all of the shares actually and constructively owned by the stockholder pursuant to the offer or (ii) all shares actually owned by the stockholder are sold pursuant to the offer and, with respect to constructively owned shares, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. Stockholders in this position should consult their tax advisors as to the availability of this waiver.

Substantially Disproportionate. The sale of shares pursuant to the offer will be “substantially disproportionate” with respect to a stockholder if, immediately after the sale pursuant to the offer (treating as not outstanding all shares purchased pursuant to the offer), the stockholder’s actual and constructive percentage ownership of voting shares is less than 80% of the stockholder’s actual and constructive percentage ownership of voting shares immediately before the purchase of shares pursuant to the offer (treating as outstanding all shares purchased pursuant to the offer) and the stockholder owns less than 50% of the total combined voting power of all classes of stock immediately after the sale.

Not Essentially Equivalent to a Dividend. In order for the sale of shares by a stockholder pursuant to the offer to qualify as “not essentially equivalent to a dividend,” the stockholder must experience a “meaningful reduction” in his proportionate interest in us as a result of the sale, taking into account the constructive ownership rules. Whether the sale by a stockholder pursuant to the offer will result in a “meaningful reduction” of the stockholder’s proportionate interest will depend on the stockholder’s particular facts and circumstances. The Internal Revenue Service has held in a published ruling that, under the particular facts of that ruling, a “meaningful reduction” occurred where there was a 3.3% reduction in the proportionate interest of a small minority stockholder who owned substantially less than 1% in a public company and who did not exercise any control over corporate affairs.

We cannot predict whether or to what extent the offer will be oversubscribed. As discussed above, if the offer is oversubscribed, proration of the tenders pursuant to the offer will cause us to accept fewer shares than are tendered. Accordingly, there can be no assurance that a sufficient number of a particular stockholder’s shares will be exchanged pursuant to the offer in order for the stockholder to meet the “substantially disproportionate” test or the “not essentially equivalent to a dividend” test, nor can there be any assurance that all of a particular stockholder’s shares will be exchanged pursuant to the offer in order for the stockholder to meet the “complete redemption” test. Additionally, stockholders who tender all of the shares actually owned by them pursuant to the offer, but who are subject to the constructive ownership rules, or who acquire additional shares contemporaneously with the offer, should consider the effect of these rules or these acquisitions in determining whether they will meet the Section 302 tests. Each stockholder should take all these factors into consideration in considering the applicability of any of the Section 302 tests to their own particular circumstances. Each stockholder is urged to consult his or her own tax advisor as to the application of the Section 302 tests to his or her particular circumstances.

Special Rules for Corporate Stockholders. Any income that is treated as a dividend pursuant to the rules described above will be eligible for the 70% dividends received deduction generally allowable to corporate stockholders under Section 243 of the Code, subject to applicable limitations, including those relating to “debt-financed portfolio stock” under Section 246A of the Code and to the holding period requirement of Section 246 of the Code. Also, because not all stockholders will be selling the same proportionate interest in their shares pursuant to the offer, any amount treated as a dividend to a corporate stockholder will be treated as an “extraordinary dividend” subject to the provisions of Section 1059 of the Code, subject to exceptions. Under Section 1059, a corporate stockholder must reduce the tax basis in all of the stockholder’s shares (but not below zero) by the “nontaxed portion” of any “extraordinary dividend” and, if that portion exceeds the stockholder’s tax basis for the shares, must recognize as gain any such excess.

United States Treatment of Non-U.S. Holders of Shares. Gain realized on the sale of shares pursuant to the offer by a Non-U.S. Holder will not be subject to United States federal income or withholding tax unless (i) such gain is effectively connected with a trade or business conducted by such Non-U.S. Holder in the United States or (ii) such Non-U.S. Holder is a nonresident alien individual who holds the shares as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied. Each Non-U.S. Holder of shares is encouraged to consult its own tax advisor regarding the availability of treaty benefits.

For a discussion of certain withholding tax consequences to tendering stockholders, see Section 7.

The federal income tax discussion set forth above may not apply to shares acquired in connection with the exercise of stock options or pursuant to other compensation arrangements with Charter Financial. The tax consequences of a sale pursuant to the offer may vary depending upon, among other things, the particular circumstances of the tendering stockholder. No information is provided with respect to the state, local or foreign tax consequences of the transaction contemplated by the offer. Each stockholder is urged to consult his or her own tax advisor to determine the particular tax consequences to him or her (including the applicability and effect of the constructive ownership rules and foreign, state and local tax laws and possible tax law changes) of tendering shares pursuant to the offer.

SECTION 18. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any of the events set forth in Section 10 have occurred or are deemed by us to have occurred, to extend the period of time during which the offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. An extension of the offer will delay acceptance for payment of, and payment for, any shares because we cannot accept for payment or pay for any shares until the offer is closed. We also reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 10 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the offer.

Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 10 have occurred or are deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to holders of shares or by decreasing or increasing the number of shares being sought pursuant to the offer. Amendments to the offer may be made at any time and from time to time by public announcement. The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Material changes to information previously provided to stockholders in this offer or in documents furnished subsequent thereto will be disseminated to stockholders in compliance with Rule 13e-4(e)(2) under the Exchange Act.

Any public announcement made pursuant to the offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable news service.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date that notice of a material change is first published, sent or given.

If (1) we increase or decrease the range of prices to be paid for the shares, materially increase the Dealer Manager fee, increase the number of shares being sought pursuant to the offer (and such increase exceeds 2% of our outstanding shares) or decrease the number of shares being sought pursuant to the offer, and (2) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 18, then the offer will be extended until the expiration of such period of ten business days. For the purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

SECTION 19. FEES AND EXPENSES.

We have retained Ryan Beck & Co. to act as our Dealer Manager and Information Agent and American Stock Transfer & Trust Company to act as our Depositary in connection with the offer. The Information Agent may contact stockholders by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the offer to beneficial owners. We have agreed to pay the Dealer Manager upon acceptance for and payment of shares pursuant to the offer, a total of $0.10 per share purchased by us pursuant to the offer. In addition, we have agreed to pay RP Financial a fee of $85,000 for acting as our financial advisor in connection with the offer. The Depositary will receive reasonable and customary compensation for its services. We will reimburse the Dealer Manager and Information Agent, our financial advisor and the Depositary for certain reasonable out-of-pocket expenses and we will indemnify them against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

During the past two years, the Dealer Manager has not received any compensation from us for any investment banking or other financial advisory services, other than a $25,000 general retainer paid during the first quarter of 2006. The Dealer Manager may provide such services to us in the future and may receive compensation for such services. In addition, in the ordinary course of their business as broker-dealers, the Dealer Manager may also purchase securities from and sell securities to us. The Dealer Manager may also actively trade our equity securities for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

We will pay all expenses related to the printing and mailing of this Offer to Purchase and related materials, attorneys’ fees and expenses and other miscellaneous fees and expenses incurred in connection with the offer. We will also pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the related Letter of Transmittal.

We will not be obligated to pay fees or commissions to brokers, dealers, commercial banks or trust companies (other than fees described above) for soliciting tenders of shares pursuant to the offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. We have not authorized any broker, dealer, commercial bank or trust company to act as our agent or the agent of the Information Agent, the Dealer Manager or the Depositary for purposes of the offer.

SECTION 20. 401(k) PLAN SHARES.

Our 401(k) Plan provides that each participant or beneficiary shall have the right, to the extent of the number of shares of our common stock allocated to his or her account, to direct the trustee in writing as to the manner in which to respond to the offer. We will use our best efforts to deliver or mail to each participant such information as will be distributed to our stockholders in connection with the offer. Upon timely receipt of such instructions, the trustee will respond as instructed. Instructions received by the trustee will be held by the trustee in confidence and will not be divulged or released to any person, including our officers and employees. If the trustee has not received timely instructions from the participant as to the manner in which to respond to the offer, the trustee will not tender any shares with respect to which such participant has the right of direction.

SECTION 21. EMPLOYEE STOCK OWNERSHIP PLAN SHARES

Our ESOP provides that each participant or beneficiary shall have the right, to the extent of the number of shares of our common stock allocated to his or her account, to direct the trustee in writing as to the manner in which to respond to the offer. We will use our best efforts to deliver or mail to each participant such information as will be distributed to our stockholders in connection with the offer. Upon timely receipt of such instructions, the trustee will respond as instructed. Instructions received by the trustee will be held by the trustee in confidence and will not be divulged or released to any person, including our officers and employees. If the trustee has not received timely instructions from the participant as to the manner in which to respond to the offer, the trustee will not tender any shares with respect to which such participant has the right of direction.

SECTION 22. MISCELLANEOUS.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant thereto is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after good faith efforts, we cannot comply with the applicable law, we will not make the offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

In accordance with Rule 13e-4 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO that contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 14 with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares pursuant to the offer, and we have not authorized any person to provide any information or make any representation in connection with the offer, other than those contained in this Offer to Purchase or in the Letter of Transmittal. You must not rely upon any such recommendation, information or representation that is given or made to you as having been authorized by us, the Information Agent or the Dealer Manager.

CHARTER FINANCIAL CORPORATION

Box 472

West Point, GA 31833

(706) 645-3210

November 21, 2006

RP® FINANCIAL, LC.
Financial Services Industry Consultants

November 16, 2006

Board of Directors

Charter Financial Corporation

600 Third Avenue

West Point, Georgia 31833-1526

Members of the Board:

You have requested that RP® Financial, LC. (“RP Financial”) provide you an opinion of the fairness from a financial point of view to the common stockholders of Charter Financial Corporation, West Point, Georgia (“CHFN”), of the offer price range included in the offer to purchase for cash by CHFN of up to 1,000,000 shares of its common stock (the “Offer to Purchase”). The Offer to Purchase, inclusive of exhibits, is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Offer to Purchase.

Summary Description of Offer to Purchase

CHFN will purchase up to 1,000,000 shares of common stock, or such lesser number of shares as a properly tendered before the expiration date at a price not greater than $52.00 per share nor less than $43.00 per share (the “offer price range”), in cash, without interest. Under the modified Dutch auction procedure, as soon as practicable after the expiration date, CHFN will determine a single per share price (not greater than $52.00 per share nor less than $43.00 per share) that CHFN will pay for shares properly tendered and not withdrawn pursuant to the offer, taking into account the number of shares tendered and the prices specified by tendering stockholders. CHFN will select the lowest purchase price that will enable the purchase of 1,000,000 shares. If the number of shares tendered is less than 1,000,000, CHFN will purchase all of the shares tendered. All shares CHFN purchases will be purchased at the same price, even if some shares have been tendered at a lower price. However, CHFN will not purchase any shares tendered at a price above the selected purchase price. CHFN has the right, at its sole discretion, to purchase an additional amount of shares, not to exceed 2.0% of the outstanding common stock (or approximately an additional 396,772 shares) without amending or extending the offer.

RP Financial Background and Experience

RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of insured financial institution securities in connection with mergers and acquisitions, initial and secondary stock offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other purposes. As specialists in the securities of

Washington Headquarters	Appendix A-1	Direct: (703) 647-6546
Rosslyn Center		Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210		Fax No.: (703) 528-1788
Arlington, VA 22209		E-Mail: mail@rpfinancial.com

Board of Directors

November 16, 2006

insured financial institutions, RP Financial has experience in, and knowledge of, the markets for the securities of such institutions, including institutions operating in Georgia and the Southeast region of the U.S.

Materials Reviewed

In rendering this opinion, RP Financial reviewed the following material: (1) the Offer to Purchase, including exhibits; (2) the following information from CHFN — (a) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended September 30, 2005 of Charter Financial; (b) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of CHFN through June 30, 2006 and certain under communications from CHFN to its stockholders; (c) CharterBank’s quarterly financial reports submitted to various regulatory agencies; (d) internal financial and other reports through September 30, 2006 including information concerning First Charter MHC — with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, market values, trends, credit risk, interest rate risk, liquidity risk and operations; and (e) information for CHFN’s investment in Freddie Mac common stock, including the number of shares held by First Charter MHC and CHFN and the after tax market value represented by the shares as of close of business on November 15, 2006; (3) an analysis of the terms of the offer, including the implied ratios of the range of offer prices relative to CHFN’s fully converted book value, tangible book value, earnings, and assets per share as compared to other publicly-traded mutual holding company institutions; (4) the potential impact of regulatory and legislative changes on savings institutions; (5) the financial terms of other recently completed self-tender transactions similar to the offer; (6) the impact of the offer on CHFN’s pro forma financial statements, including pro forma fully converted book value, tangible book value, earnings and assets per share, pro forma return on assets and return on equity, dividend paying capacity and estimated second step valuation under various valuation assumptions; (7) the ability of CHFN to complete the offer from a cash and capital perspective; (8) the fact that CHFN may take other measures to reduce its number of stockholders of record if the offer does not reduce record holders below 300; and (9) a five year projection of pro forma return on assets, return on equity, and estimated present value benefit accruing to continuing stockholders assuming completion of the offer versus the same measures if the offer is not completed.

In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning CHFN furnished by CHFN to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and economic and demographic data. CHFN did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of CHFN.

RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Offer to Purchase to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental

Appendix A-2

Board of Directors

November 16, 2006

approvals for the offer, no restriction will be imposed on CHFN that would have a material adverse effect on the ability of the Offer to Purchase to be consummated.

Opinion

It is understood that this letter is directed to the Board of Directors of CHFN in its consideration of the offer price range included in the Offer to Purchase. It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof. It is understood that this opinion may be included in its entirety in any communication by CHFN or its Board of Directors to the stockholders of CHFN. It is also understood that this opinion may be included in its entirety in any regulatory filing by CHFN and that RP Financial consents to the summary of this opinion in the Offer to Purchase and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial’s prior written consent.

Based upon and subject to the foregoing and other such matters we consider relevant, it is RP Financial’s opinion that, as of the date hereof, the offer price range as described in the Offer to Purchase is fair to the shareholders of CHFN common stock from a financial point of view.

Respectfully submitted,

RP FINANCIAL, LC.

Appendix A-3

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at the address set forth below.

The Depositary for the offer is:

If delivering by mail: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Toll-free: (877) 248-6417

Local: (718) 921-8317

Questions about the offer or Charter Financial may be directed to Ryan Beck & Co., the Dealer Manager and Information Agent for the offer, at the address and phone number set forth below. Questions or requests for assistance regarding the procedures for tendering shares, including how to complete the enclosed forms or requests for additional copies of this document or the related Letter of Transmittal be directed to the Depositary at the telephone number and address set forth above. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer. To confirm delivery of shares, you should contact the Depositary.

The Dealer Manager and Information Agent for the Offer is:

Attn: Financial Institutions Group

18 Columbia Turnpike

Florham Park, New Jersey 07932

Please Call Toll Free: (866) 211-8719